Exhibit 4.(a).13
Redacted Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

MED - 1 I.C.1 (1999) LTD.

AND

PARTNER COMMUNICATIONS COMPANY LTD.

Dated as of January 22, 2006

* The symbol [*] denotes places where portions of this document have been omitted and filed separately with the Commission. Confidential Treatment is being requested with respect to the omitted portions.

EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A-1	Form of Adjustment Escrow Agreement

Exhibit A-2	Form of Indemnity Escrow Agreement

Exhibit B	Form of Indemnity Bank Guarantee

Exhibit C	Form of Employee Waiver

Exhibit D-1/2	Forms of Notice of Assumption

Exhibit E	Form of Hosting Agreement

SCHEDULES:

Schedule 1.1.26	Dual Contracts

Schedule 1.1.40	Leased Real Property

Schedule 1.1.52	Repair Plan

Schedule 1.1.54	Certain Retained Claims

Schedule 2.1(a)	Map of System Location

Schedule 2.1(b)	Tangible Property

Schedule 2.1(d)	Certain Assigned Contracts

Schedule 2.1(f)	Certain Assigned Approvals

Schedule 2.1(i)	Certain Assigned Claims

Schedule 2.2(d)	Excluded Approvals

Schedule 2.5(c)	Certain Approved Investments

Schedule 2.5(d)	Additional Assumed Liabilities

Schedule 5	Company Disclosure Letter

Schedule 6	Purchaser Disclosure Schedule

Schedule 7.2.2	Required Governmental Filings & Approvals

Schedule 7.2.4	Required Third Party Approvals

Schedule 7.7.1	List of Employees

* The symbol [*] denotes places where portions of this document have been omitted and filed separately with the Commission. Confidential Treatment is being requested with respect to the omitted portions.

         THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 22, 2006, is made by and among MED-1 I.C.1 (1999) Ltd., a company organized under the laws of the State of Israel with offices located at 6, HaNechoshet St., Tel-Aviv, Israel (the “Company”), and Partner Communications Company Ltd. (“Partner”), organized under the laws of the State of Israel with offices located at 8 Amal St., Afeq Industrial Park, Rosh Ha’ayin, Israel (“Purchaser”).

WHEREAS:

A.	The Company owns and operates, inter alia, the Business, as defined herein; and

B.	Purchaser desires to acquire all of certain rights and other assets of the Company and to assume certain liabilities and obligations relating to the Business, all on the terms and subject to the conditions hereinafter set forth, and the Company desires to sell such rights and assets to Purchaser, and to transfer and assign such liabilities and obligations to Purchaser on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Purchaser hereby agree, as follows:

1.	DEFINITIONS & INTERPRETATION.

    1.1.        Definitions. Wherever used in this Agreement, the following capitalized terms shall have the meanings attached to them:

1.1.1. “Acquired Assets” shall have the meaning set out in Section 2.1.

1.1.2. “Purchaser Disclosure Schedule” shall have the meaning set out in Section 6.

    1.1.3.        “Action” means any lawsuit, action, arbitration proceeding, Claim, complaint, criminal prosecution, investigation, demand letter, governmental or other administrative proceeding, before or by any Court or Governmental Authority.

1.1.4. “Adjustment Escrow Agreement” means an escrow agreement to be entered into by and between the parties and Escrow Agent, in the form attached hereto as Exhibit A-1 [*].

1.1.5. “Affected Employees” shall have the meaning set out in Section 7.7.1.

    1.1.6.        “Approval” means any license, permit, consent, approval, authorization, registration, filing, waiver, qualification or certification, including, without limitation, rights of way, easements and other intangible licenses, utility rights, digging permits, and licenses to use Software.

* The symbol [*] denotes places where portions of this document have been omitted and filed separately with the Commission. Confidential Treatment is being requested with respect to the omitted portions.

1.1.7. “Approved Investments” shall have the meaning set out in Section 2.5(d).

1.1.8. “Assigned Approvals” shall have the meaning set out in Section 2.1(f).

1.1.9. “Assigned Claims” shall have the meaning set out in Section 2.1(j).

1.1.10. “Assigned Contracts” shall have the meaning set out in Section 2.1(d).

1.1.11. “Assumed Liability” shall have the meaning set out in Section 2.5.

1.1.12. “Business” means the fiber optic transmission business, operations and activities of the Company.

1.1.13. “Business Customer” means a client or customer of the Business designated in Section 5.10 of the Company Disclosure Schedule as a “Business Customer”.

    1.1.14.        “Business Day” means any day other than a Friday, a Saturday, a public holiday or the eve of a public holiday in the State of Israel, or any other day on which banks are permitted to close in the State of Israel.

1.1.15. “Business Data and Records” shall have the meaning set out in Section 2.1(c).

1.1.16. “Claim” means any claim, suit, service of process, demand, cause of action, chose in action, right of recovery, right of set off, or right of recoupment.

1.1.17. “Closing” shall have the meaning set out in Section 4.1.

1.1.18. “Closing Date” shall have the meaning set out in Section 4.1.

1.1.19. “Company Disclosure Schedule” shall have the meaning set out in Section 5.

1.1.20. “Contract” means any written or oral contract, agreement, arrangement, understanding, commitment, purchase order or other instrument, and all amendments, modifications and supplements thereto.

    1.1.21.        “Cooperation Agreement” means a cooperation agreement to be entered into by the Company and Purchaser under which each party shall offer the other party’s services to its prospective clients and customers, and to current clients and customers who may be interested in entering into new undertakings, all of the foregoing as more particularly described in Section 7.11.

1.1.22. “Court” means any court or arbitration tribunal of any jurisdiction, or any state, province or other subdivision thereof, including, without limitation, the State of Israel.

    1.1.23.        “Customer Contracts” means Assigned Contracts entered into by and between the Company and clients or customers of the Business, with respect to the sale, lease, or grant of indefeasible right of use or other rights (of use or otherwise), and the provision of related services, by the Company, in, to, or on the System.

1.1.24. [*]

1.1.25. “Deducted Amounts” shall have the meaning set out in Section 3.3.3 (a).

    1.1.26.        “Dual Contracts” means those Customer Contracts listed on Schedule 1.1.26, relating both to the Business and to the data center, hosting, collocation and DRP business and operations of the Company.

    1.1.27.        “Dual Customers” means clients or customers of the data center, hosting, collocation and/or DRP business and operations of the Company, who are also clients or customers of the Business pursuant to Dual Contracts to which they are party.

1.1.28. “Employee Waiver” means a release and waiver, to be executed by each Affected Employee in accordance with Section 7.7.1, substantially in the form attached hereto as Exhibit C.

1.1.29. “Escrow Agent” means Gross, Kleinhendler, Hodak, Halevy, Greenberg, Trustees Ltd.

1.1.30. “Excluded Assets” shall have the meaning set out in Section 2.2.

1.1.31. “Excluded Liabilities” shall have the meaning set out in Section 2.6.

    1.1.32.        “Existing Pledge” means a Bond (Floating Charge) issued by the Company in favor of Bank HaPoalim BM on July 24, 2005, granting Bank HaPoalim BM an unsubordinated floating charge over all of the Company’s assets and properties.

    1.1.33.        “Governmental Authority” means any governmental, municipal (including, local and/or district planning and construction committee) or other public agency, authority, department, commission, board, bureau, Court or instrumentality of any jurisdiction, and any subdivision or agency thereof, having governmental, quasi-governmental or administrative jurisdiction or powers.

    1.1.34.        “Impositions” means any real property Taxes, general and special assessments, water and sewer charges, license fees and other similar fees and charges assessed or imposed by any municipal authority upon any real property or in connection with the title, lease, occupancy or use thereof.

    1.1.35.        “Indemnity Bank Guarantee” means an autonomous bank guarantee to be issued by Bank HaPoalim BM and/or Bank Le’umi Le’Israel Ltd., in favor of the Escrow Agent, substantially in the form attached hereto as Exhibit B, in the amount of two million US dollars (US$2,000,000).

* The symbol [*] denotes places where portions of this document have been omitted and filed separately with the Commission. Confidential Treatment is being requested with respect to the omitted portions.

    1.1.36.        “Indemnity Escrow Agreement” means an escrow agreement to be entered into by and between the parties and Escrow Agent, in the form attached hereto as Exhibit A-2, in connection with the holding and release of the Indemnity Bank Guarantee.

    1.1.37.        “Independent Auditor” means an accountant who shall be designated by the parties out of the “Big 4" accounting firms, excluding, however, Ernst & Young and/or PriceWaterhouseCoopers. If the parties are unable to agree on the identity of such a designated accountant within twenty one (21) days of the date hereof, then the parties shall request from the president of the Institution of Certified Public Accountants in Israel to designate such an accountant in accordance with the above principles of designation; such request shall be submitted at least thirty (30) days prior to the intended Closing Date. If the Independent Auditor designated pursuant to this provision above is unwilling or unable to serve as an Independent Auditor, then the parties shall request that the president of the Institution of Certified Public Accountants in Israel designate a substitute Independent Auditor, in accordance with the above principles of designation.

1.1.38. “knowledge” (including any derivation thereof, such as “know” or “knowing”) means, with respect to any individual, that such individual is actually aware of such fact or other matter.

1.1.39. “Law” means any law, statute, code, written policy, licensing requirements, ordinances, rules and regulations of any Governmental Authority.

    1.1.40.        “Leased Real Property” means any leasehold or sub-leasehold estate and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company in relation to the Business, as set forth in Schedule 1.1.40.

    1.1.41.        “Liabilities” means any debt, obligation, duty or liability of any nature regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with any generally accepted accounting principles, and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

1.1.42. “Licensed Software” means any and all Software that is licensed to the Company and required for the conduct the Business.

    1.1.43.        “Lien” means any encumbrance, mortgage, hypothecation, pledge, lien, Claim, option, proxy, right of first refusal, charge, security interest, conditional sale agreement, activity or use limitation, conservation easement, servitude, deed restriction, equitable interest, or exception to title, or any other third party right or interest in any asset, property or right; excluding, however, any such third party rights or interests disclosed to Purchaser, and which are created by, arising out of, or specifically contemplated by any of the Acquired Assets or the Assumed Liabilities, provided such third party rights or interests are not imposed as a result of any breach or violation occurring prior to the Closing Date.

    1.1.44.        “Losses” means losses, damages, Liabilities, Actions, sanctions, deficiencies, assessments, judgments, costs, interest, penalties and expenses (including, without limitation, reasonable attorneys’ fees).

    1.1.45.        “Material Adverse Effect” means, with respect to the Business, any material adverse effect on or change in the legal, financial, business or operational condition of any of the Acquired Assets, that is material to the assets, liabilities, operations or results of operations of the Business (other than changes or circumstances affecting general market conditions or which are generally applicable to the industry in which the Company engages).

    1.1.46.        “Material Contracts” shall mean Contracts or transactions that are material to, or may materially affect, the assets, liabilities, operations or results of operations of the Business, or the benefits to be assigned to Purchaser pursuant to this Agreement, including, without limitation, Contracts for the grant of indefeasible rights of use in the System, or involving an investment by the Company in relation to the Business in excess of twenty five thousand US dollars (US$25,000) per each such Contract, or a monthly aggregate of one hundred thousand US dollars (US$100,000).

1.1.47. “Order” means any judgment, order, writ, injunction, ruling, verdict, decision or decree of, or any settlement under the jurisdiction of any Court or Governmental Authority.

    1.1.48.        “Organizational Documents” means, with respect to any corporation incorporated under the Laws of the State of Israel, the memorandum of incorporation, if any, of such corporation, and the articles of association of such corporation, including all restatements thereof and amendments thereto, and, with respect to any other entity, the equivalent organizational or governing documents of such entity.

1.1.49. “Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity.

1.1.50. “Purchase Price” shall have the meaning set out in Section 3.1.

    1.1.51.        “Real Property Transfer Agreement” means the agreement entered into by and between the Company and Purchaser of even date herewith, pursuant to which the Company shall sell, transfer and convey to Purchaser the Transferred Real Property.

1.1.52. “Repair Plan” means a plan for the current repair of certain parts of the System, as more particularly described in Schedule 1.1.52.

1.1.53. “Revenues Table” shall have the meaning set out in Section 5.11

     1.1.54.        “Retained Claims” means all Claims of the Company relating to disputes to which the Company is a party or which are threatened by or against the Company, including, without limitation, all pending, anticipated or future litigation arising out of, and all rights and interest of the Company in, all such Claims, other than the Assigned Claims. The Retained Claims include, without limitation, all Claims of the Company relating to the disputes described in Schedule 1.1.54

1.1.55. “Software” means computer programs, known by any name, including all versions thereof, and all other material related to any such computer programs.

1.1.56. “System” shall have the meaning set out in Section 2.1(a).

1.1.57. “Tangible Property” shall have the meaning set out in Section 2.1(b).

1.1.58. “Tax Returns” shall have the meaning set out in Section 7.7.1.

    1.1.59.        “Taxes” means any state, local, foreign and other taxes, assessments, or other governmental charges, including, without limitation, income, estimated income, business, occupation, franchise, property, sales, use, employment or withholding taxes, including interest, penalties and additions in connection therewith.

1.1.60. “Telecom Customer” means a client or customer of the Business designated in Section 5.10 of the Company Disclosure Schedule as a “Telecom Customer”.

    1.1.61.        “Transaction Documents” means the documents, instruments and certificates contemplated by this Agreement or to be executed in connection with the consummation of the transactions contemplated by this Agreement (each, a “Transaction Document”).

    1.1.62.        “Transferred Real Property” means the long term leasehold interest (“zchut hachira le’dorot”) in the base floor of the building situated in Kiryat Nordau Industrial Zone, Netanya, which is the subject matter of the Real Property Transfer Agreement and is more particularly described therein.

    1.1.63.        “Utility Charges” means, with respect to any real property, charges for electricity, power, gas, oil, water, telephone, sanitary sewer service and all other utilities used in or on such real property, excluding, however, any Impositions.

1.1.64. “Withheld Amounts” shall have the meaning set out in Section 3.3.3(a).

    1.2.        Interpretation. The schedules and exhibits attached hereto are an integral part of this Agreement. All schedules and exhibits attached to this Agreement are incorporated herein by this reference and all references herein or therein to this “Agreement” shall mean this Agreement together with all such schedules and exhibits. Except as may be otherwise specifically indicated, when a reference is made in this Agreement to Sections, Schedules, or Exhibits, such reference shall be to a Section, schedule or exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section. The words “disclosed to Purchaser” refer to any disclosure made within this Agreement or to any disclosure made in writing in the process of the due diligence investigations carried out by Purchaser with respect to the transactions contemplated hereby. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

2.	PURCHASE AND SALE OF ASSETS.

    2.1        Purchase and Sale of Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall sell, transfer, convey, assign and deliver to Purchaser, free and clear of all Liens, all right, title and interest in and to all of the Acquired Assets.

        As used in this Agreement, the term “Acquired Assets” means any and all of the business, assets, properties, goodwill and rights of the Company, of any kind and nature whatsoever, whether tangible and intangible, owned, used or held for use by the Company in relation to any and all of the Business as conducted at the Closing Date, including, without limitation, the following, but excluding, however, the Excluded Assets:

     (a)        A fiber-optic cable infrastructure comprising of a network of approximately 900 kilometers of submerged and terrestrial transmission fiber, the location of which is specified on the map attached hereto as Schedule 2.1(a) (the “System”).

     (b)        All working equipment, inventory and other tangible property of the Company required for the operation and activation of the System and the performance of services relating to the Business, as listed in Schedule 2.1(b), and all additional Tangible Property as may be owned, used or held for use by the Company between the date hereof and the Closing Date (together, the “Tangible Property”). Schedule 2.1(b) shall be updated on the Closing Date, accordingly;

     (c)        All data and records relating to the Business, including, to the extent available, client and customer lists and records, installed base information, referral sources, research and development reports and records, production reports and records, test reports, quality and process documentation, service and warranty records, equipment, logs, operating guides and manuals, financial and accounting records, copies of all personnel records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents relating to the Business (together, “Business Data and Records”), provided, that where any Business Data and Records do not relate exclusively to the Business, then (i) the Company shall retain the original copies of any such Business Data and Records relating primarily to the Excluded Assets, in which case Purchaser shall be delivered a copy of such Business Data and Records, without transfer of rights in and to the information contained therein; and (ii) the Company may retain for its own use copies of any such Business Data and Records relating primarily to the Business and relating also to the Excluded Assets;

     (d)        All rights, title, interests and benefits of the Company under all Contracts to which the Company is a party, and which are required for or related to the operation and activation of the System and the performance of services relating to the Business, as listed in Schedule 2.1(d), and under any and all such additional Contracts to which the Company may enter into in relation to the Business between the date hereof and the Closing Date, subject to Section 7.1 (together, the “Assigned Contracts”), in each case to the extent such rights, title, interests or benefits are attributable to the period from and after the Closing Date;

     (e)        All rights of the Company under the Dual Contracts, to the extent such rights are required for or related to the operation and activation of the System and the performance of services relating to the Business, and to the extent such rights are attributable to the period from and after the Closing Date;

     (f)        All Approvals held by the Company, which are required for the operation and activation of the System and the performance of services relating to the Business (the “Assigned Approvals”), as listed in Schedule 2.1(f);

     (g)        All accounts receivable of the Company, and all other rights to receive payment, however evidenced, whether by notes, instruments, chattel paper or otherwise, in each case to the extent attributable to the conduct of the Business from and after the Closing Date. In addition, accounts receivable of the Company [*] regardless of the period to which such accounts receivable are attributed;

     (h)        All cash amounts the Company has received from any clients or customers of the Business, from and after September 5th, 2005, and all cash amounts which the Company shall receive from any client or customer of the Business, from and after the date hereof, in each case to the extent attributable to the conduct of the Business from and after the Closing Date (including for the sake of clarity, any amounts the Company may have received on account of [*]);

     (i)        All Claims which the Company has or may have against third parties in connection with the Business, as described in Schedule 2.1(i), and all Claims of the Company against third parties (other than the Retained Claims) which shall arise from or relate to the Business between the date hereof and the Closing Date and which Purchaser shall decide, at its sole discretion, to assume, provided Purchaser shall so notify the Company, in writing, at least two (2) Business Days prior to the Closing Date (the “Assigned Claims”);

     (j)        All rights, benefits or interests of the Company to insurance claims, refunds and proceeds under any insurance policies of the Company, to the extent relating to the Business, except for such rights to insurance claims and proceeds: (i) relating to actual expenses incurred by the Company prior to the Closing Date, (ii) relating to expenses incurred or payable by the Company in connection with the Repair Plan, or (iii) to which the Company is entitled in connection with any of the Excluded Assets;

     (k)        All rights of the Company under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees and agents of the Company or with third parties, in each case to the extent relating to the Business (or any portion thereof); and

     (l)        All rights of the Company under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to the Acquired Assets or any part thereof.

* The symbol [*] denotes places where portions of this document have been omitted and filed separately with the Commission. Confidential Treatment is being requested with respect to the omitted portions.

    2.2        Excluded Assets. Notwithstanding anything to the contrary in Section 2.1, the following assets and properties are to be retained by the Company and shall not constitute Acquired Assets (collectively, the “Excluded Assets”):

     (a)        All of the business, assets, properties, goodwill and rights of the Company of every kind and nature, tangible and intangible (i) other than the Acquired Assets, or (ii) to the extent relating to any business or operations of the Company other than the Business, including, without limitation, the data center, hosting, collocation and DRP business and operations of the Company, and any rights and obligations pertaining thereto;

     (b)        All rights of the Company under any Contract other than the Assigned Contracts, and all rights of the Company under any Assigned Contract to the extent attributable to the period prior to the Closing Date;

     (c)        All rights of the Company under the Dual Contracts, other than to the extent required for or related to the operation and activation of the System and the performance of services relating to the Business, or which are attributable to the period prior to the Closing Date;

(d) The Approvals set forth in Schedule 2.2(d).

(e) All ownership, leasehold or other interest of the Company in any real property, or in any improvements, fixtures and other appurtenances thereto, other than the Leased Real Property;

     (f)        All accounts receivable of the Company, and all other rights to receive payment, however evidenced, whether by notes, instruments, chattel paper or otherwise, to the extent attributable to the conduct of the Business prior to the Closing Date, excluding however accounts receivable of the Company [*] regardless of the period to which such accounts receivable are attributed.

(g) Subject to Section 2.1(i), all cash or cash equivalents of the Company;

     (h)        All Retained Claims including, without limitation, [*]. For the avoidance of any doubt, any right, obligation, liability or cause of action with respect to the disputes with such Persons shall be retained by and ascribed only to the Company, and the Purchaser shall not be assigned any right or claim, and shall not assume any obligation or liability, toward such Persons in connection with such disputes;

     (i)        All insurance policies of the Company, and all rights to insurance claims, proceeds and benefits relating to actual expenses incurred by the Company in connection with the Business prior to the Closing Date, or to which the Company is entitled in connection with any of the Excluded Assets;

* The symbol [*] denotes places where portions of this document have been omitted and filed separately with the Commission. Confidential Treatment is being requested with respect to the omitted portions.

     (j)        All trade names, trademarks, service marks, symbols, logos, copyrights and other proprietary materials or trade rights, whether or not used by the Company in the conduct of the Business, and all registrations, applications and Approvals relating to any of the foregoing;

(k) All rights and interests of the Company in, to and in respect of the Excluded Liabilities; and

(l) All rights, title and interest of the Company in, to and under this Agreement and any of the Transaction Documents.

    2.3        Assignment of Assigned Contracts.

    2.3.1.        Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or otherwise transfer any Assigned Contract or Assigned Approval if an attempted assignment or transfer thereof, without the consent of a third party to such assignment or transfer, would constitute a breach thereof, would be ineffective, or would adversely affect the rights of Purchaser hereunder or thereunder.

    2.3.2.        Prior to the Closing Date, and without limiting the generality of Section 7.2.4 the Company shall use its best reasonable efforts to consummate the irrevocable assignment to Purchaser of any and all of the rights and obligations of the Company under the Assigned Contracts, pursuant to the provisions of this Agreement. Without limiting the generality of the above, prior to the Closing Date the Company shall use its best reasonable efforts to obtain the express written consent of each client or customer of the Business, whereby such client or customer expressly acknowledges and agrees to the irrevocable assignment to Purchaser of any and all of the rights and obligations of the Company under such clients’ or customer’s Customer Contract, pursuant to the provisions of this Agreement. The parties agree that such irrevocable consent may be subject to reasonable conditions imposed by said customers or clients.

    2.3.3.        In the event that, at or prior to the Closing Date, the Company is unable to obtain the express written consent of any Business Customer to the irrevocable assignment to Purchaser of any and all of the rights and obligations of the Company under such Business Customer’s Customer Contract, pursuant to the provisions of this Agreement, then such Customer Contract shall not be assigned to Purchaser but shall be retained by the Company (each such Customer Contract, a “Retained Business Customer Contract”) [*].

* The symbol [*] denotes places where portions of this document have been omitted and filed separately with the Commission. Confidential Treatment is being requested with respect to the omitted portions.

    2.3.4.        In the event that, at or prior to the Closing Date, the Company is unable to obtain the express written consent of any Telecom Customer to the irrevocable assignment to Purchaser of any and all of the rights and obligations of the Company under such Telecom Customer’s Customer Contract, pursuant to the provisions of this Agreement, then such Telecom Customer’s Customer Contract shall not be assigned to Purchaser but shall be retained by the Company and shall be held by the Company, from and after the Closing Date and until the irrevocable assignment thereof to Purchaser, in trust for Purchaser until the assignment thereof to Purchaser (each such Customer Contract, a “Retained Telecom Customer Contract”). Upon the Closing, Purchaser shall assume, and agree to perform and discharge, in the Company’s name, all Liabilities that would have been assumed by Purchaser hereunder with respect to any Retained Telecom Customer Contract, and the Company shall provide Purchaser with all rights and benefits that would have been assigned to Purchaser hereunder with respect to such Retained Telecom Customer Contract, had such Retained Telecom Customer Contract been assigned. To the extent practicable, the parties shall endeavor that all proceeds payable under any Retained Telecom Customer Contracts shall be paid directly to Purchaser. In addition, the Company shall take or cause to be taken, at Purchaser’s expense, such actions in its own name or otherwise as Purchaser may reasonably request, so as to enforce the rights and benefits of any Retained Telecom Customer Contracts and to effect collection of money or other consideration that becomes due and payable thereunder, for the benefit of Purchaser, and the Company shall promptly pay over to Purchaser all such money or other consideration received by it in respect of such Retained Telecom Customer Contracts.

    2.4.        Separation of Dual Contracts.

    2.4.1.        Notwithstanding anything in this Section 2.4 to the contrary, this Section 2.4 shall not constitute an agreement to assign or otherwise transfer any Dual Contract if an attempted assignment or transfer thereof, without the consent of a third party to such assignment or transfer, would constitute a breach thereof, would be ineffective, or would adversely affect the rights of Purchaser hereunder or thereunder.

    2.4.2.        Prior to the Closing Date, the Company shall use its best reasonable efforts to obtain the consent of its Dual Customers to the irrevocable assignment to Purchaser of any and all rights and obligations of the Company under such Dual Customers’ Dual Contracts, to the extent required for or related to the operation and activation of the System and the performance of services relating to the Business, and to the extent such rights are attributable to the period from and after the Closing Date. The parties agree that such irrevocable consents may be subject to reasonable conditions imposed by said Dual Customers. Such assignment shall be intended at separating the Dual Contracts into two legally independent contracts, one relating to the Acquired Assets as set forth in Section 2.1(e) (which shall be assigned to the Purchaser) and one relating to the Excluded Assets as set forth in Section 2.2(c) (which shall be retained by the Company). Where a Dual Contract does not specify the consideration payable for service provided thereunder in relation to the Business, the instrument of assignment shall specify such consideration, which the parties intend to be based on the amounts specified in the Revenues Table, subject at all times to Section 3.3.3.

    2.4.3.        In the event that, at or prior to the Closing Date, the Company is unable to separate and assign any Dual Contract pursuant to the provisions of Section 2.4.2 above, then no rights or obligations shall be assigned under such Dual Contract, and such Dual Contract shall be deemed a Retained Telecom Customer Contract (where the Dual Contract Customer is a telecom operator), or, as the case may be, a Retained Business Customer Contract (in all other cases).

    2.4.4.        In the event that a Dual Customer agrees to the assignment of such Dual Customer’s Dual Contract, pursuant to the provisions of Section 2.4.2 above, but does not agree to separate such Dual Contract into two legally independent contracts, then the Company and Purchaser will each provide their respective services and will indemnify each other for any damages, expenses, or harm caused or incurred to the other party as a result of a breach of the Dual Contract, for which such party is responsible, provided that neither party shall assume any liabilities for compensation that do not result from its own failure to provide its respective services.

    2.5.        Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, and from and after the Closing, Purchaser shall pay, discharge when due, and perform, all of the following Liabilities of the Company and only such Liabilities (collectively, the “Assumed Liabilities”):

(a) All of the Company’s Liabilities under the Assigned Contracts and the Assigned Approvals, to the extent attributable to the conduct of the Business from and after the Closing Date;

(b) All accounts payable incurred in the ordinary course of the Business, to the extent attributable to the conduct of the Business from and after the Closing Date;

    (c)        All Liabilities of the Company relating to investments made by the Company in respect of the System or any Tangible Property, as listed in Schedule 2.5(c), and all Liabilities of the Company relating to any additional investments which the Company shall make between the date hereof and the Closing Date in respect of the System or any Tangible Property, provided that Purchaser has given its prior written consent to such additional investments (together, “Approved Investments”). For the removal of doubt, as used in this Section 2.5(c), the term “Liabilities” shall include accounts payable incurred by the Company in connection with any Approved Investments, regardless of the due date of payment thereof; and

(d) The Liabilities set forth in Schedule 2.5(d); and

    (e)        All other Liabilities attributable to the conduct of the Business from and after the Closing Date, to the extent created by, arising out of, or specifically contemplated by any of the Acquired Assets provided however, such Liabilities have been disclosed to Purchaser.

    2.6.        Excluded Liabilities. Notwithstanding any provision of this Agreement to the contrary, except for the Assumed Liabilities, Purchaser shall not be deemed to assume, nor shall it assume or be obligated to pay, discharge, indemnify or perform, any other Liability of the Company, including, without limitation, the following Liabilities (collectively, the “Excluded Liabilities”), all of which shall remain the sole responsibility of the Company, and shall be retained, paid, performed and discharged by the Company:

    (a)        All Liabilities of the Company attributable to the conduct of the Business prior to the Closing Date;

    (b)        All Liabilities of the Company arising under any Contract of the Company other than the Assigned Contracts, or arising under any Assigned Contract terminated or effectively terminated as of the Closing Date, or arising under or relating to any breach or violation by the Company of any Assigned Contract occurring prior to the Closing Date;

    (c)        All Liabilities of the Company in respect of the Excluded Assets;

    (d)        All Liabilities of the Company for salaries, wages, vacation pay or other rights and benefits due or accrued by any present or former employee and/or subcontractor of the Company, including, as more particularly set forth in Section 7.7.2;

    (e)        All Liabilities of the Company arising out of or resulting from the Company’s non-compliance with any Law or Order of, or Approval granted by, any Governmental Entity;

    (f)        All Liabilities of the Company resulting from any act or omission of the Company occurring from and after the Closing Date;

    (g)        All Liabilities of the Company for Taxes payable in connection with the Company’s conduct of the Business prior to the Closing Date; and

    (h)        All Claims of the Company alleging infringement, of patents, trademarks or trade names held by others and any Losses based upon or arising out of such Claims; and

    (i)        All Liabilities of the Company under this Agreement and any of the Transaction Documents.

        The Company shall timely perform, satisfy and discharge all Excluded Liabilities, whether known at the Closing or determined anytime thereafter and, upon the terms and subject to the conditions set forth in Sections 9.4.1 and 9.5, shall indemnify and hold the Purchaser harmless therefor.

3.	PURCHASE PRICE, VAT, ADJUSTMENTS, APPORTIONMENTS.

    3.1.        Purchase Price. The entire purchase price (the “Purchase Price”) payable by Purchaser to the Company in consideration for the Acquired Assets and the transactions contemplated hereby shall be US$14,800,000 (fourteen million eight hundred thousand US dollars), subject to any requisite adjustment pursuant to Section 3.3.

    3.2.        Value Added Taxes. The Purchase Price does not include any value added taxes applicable to the acquisition of the Acquired Assets. Value added taxes, to the extent applicable, shall be added to all payments hereunder and paid by Purchaser to the Company, against receipt of a duly issued invoice.

     3.3.        Purchase Price Adjustments.

     3.3.1.        Adjustment for Approved Investments. The amounts set forth in Section 3.1 shall be increased, at the Closing, by an amount equal to the aggregate cash payments that the Company has made between September 5th, 2005 and the date hereof, or that the Company shall make between the date hereof and the Closing Date, in connection with any Approved Investment, provided, however, such cash payments are consistent with the payments that were consented to by the Purchaser for any Approved Investment and further provided that the cash payments made by the Company are evidenced by a certificate which shall be executed by an officer of the Company and delivered to Purchaser at least four (4) Business Days prior to the Closing Date, setting forth in reasonable detail a calculation of all such payments and attaching copies of all receipts thereof.

     3.3.2.        Adjustment for Certain Post Closing Attributions. The amounts set forth in Section 3.1 shall be reduced, at the Closing, by an amount equal to the aggregate cash payments that (i) the Company has received from any client or customer of the Business, between September 5th, 2005 and the date hereof, to the extent attributable to the conduct of the Business from and after the Closing Date, as described in Section 5.11 of the Company Disclosure Schedule, and (ii) the Company may receive from any client or customer of the Business, between the date hereof and the Closing Date, to the extent attributable to the conduct of the Business from and after the Closing Date, in each case as evidenced by a certificate which shall be executed by an officer of the Company and delivered to Purchaser at least four (4) Business Days prior to the Closing Date, setting forth in reasonable detail a calculation of all such payments.

3.3.3. [*]

(a) [*]

(b) [*]

(c) [*]

(d) [*]

     (e)        As promptly as practicable prior to the Closing Date, the parties shall discuss in good faith any adjustments necessary to be made under this Section 3.3.3, and shall attempt to reach an agreement on the Withheld Amounts and the Deducted Amounts, if any. In the event the parties shall be unable to reach such an agreement, then the parties shall proceed to Closing subject to the deposit of any Withheld Amounts or Deducted Amounts in dispute (such amounts, as the case may be, “Disputed Withheld Amounts” or “Disputed Deducted Amounts”, and collectively, “Disputed Adjustments”), with the Escrow Agent, who shall hold and release the same in accordance with the Adjustment Escrow Agreement, until such dispute is resolved as set forth below.

* The symbol [*] denotes places where portions of this document have been omitted and filed separately with the Commission. Confidential Treatment is being requested with respect to the omitted portions.

     (f)        In the event of any Disputed Adjustments, either party may, by written notice to the other party and the Independent Auditor, delivered within thirty (30) days of the Closing Date, appoint the Independent Auditor to review and audit the Disputed Adjustments (and all related financial information as shall be deemed relevant by the Independent Auditor). The Independent Auditor shall be instructed to prepare a reasonably detailed statement determining the Withheld Amounts and the Deducted Amounts, if any (the “Audited Adjustment Statement”) pursuant to the instructions in this Agreement. The Audited Adjustment Statement shall be final and binding on the parties absent manifest error. The costs of the Independent Auditor shall be borne equally by the parties, unless either party’s determination of the Withheld Amounts and the Deducted Amount, in the aggregate (as set forth in each party’s position statement submitted to the Independent Auditor) deviated by more than 20% from such amounts as stated in the Audited Adjustment Statement, in which case such party shall bear the costs of the Independent Auditor. For the purposes hereof, the “Final Withheld Amount” and the “Final Deducted Amounts” shall respectively equal either (i) the Withheld Amount and the Deducted Amounts, if any, as agreed by the parties prior to the Closing Date, (ii) the Withheld Amount and the Deducted Amounts, if any, as mutually agreed upon by the Company and Purchaser at any time after the Closing, or (iii) the Withheld Amount and the Deducted Amounts, if any, as set forth in the Audited Adjustment Statement, if the Independent Auditor is appointed and delivers a calculation of such amounts.

     (g)        (i)        Upon the determination of the Final Withheld Amount, if any, then the Escrow Agent shall, pursuant to the Audited Adjustment Statement and in accordance with the Adjustment Escrow Mechanism, either release the Disputed Withheld Amounts to the Company or retain in the same as additional Withheld Amounts, to be held and released by the Escrow Agent in accordance with the Adjustment Escrow Agreement.

     (ii)        Upon the determination of the Final Deducted Amount, if any, then the Escrow Agent shall, pursuant to the Audited Adjustment Statement and in accordance with the Adjustment Escrow Mechanism, release the Disputed Deducted Amounts either to the Company or to Purchaser.

     (h)        Notwithstanding the aforesaid, neither the Minimum Commitment nor anything else in this Section 3.3.3 shall diminish the Company’s obligation under this Agreement to use its best reasonable efforts to obtain the express written consent to the irrevocable assignment of all Customer Contracts and Dual Contracts, pursuant to the provisions of this Agreement.

    3.4.        Apportionments. Each party will cooperate with the other and will prepare, execute and deliver such instruments, and take such further action, as may be required, or as may be reasonably requested by the other party, in order to give effect to the parties’ agreement that all items of income and expense attributable to the Acquired Assets and the Assumed Liabilities shall be apportioned between them as of the Closing. Without limiting the generality of the preceding sentence, all current Taxes or payments attributable to the Acquired Assets and the Assumed Liabilities, including, without limitation, any Impositions and Utility Charges incurred in respect of the use or occupancy of any Leased Real Property, shall be apportioned as of the Closing Date, such that the Company shall be obligated for all such Taxes and other payments apportioned in respect of the period through and including the Closing Date, and Purchaser shall be obligated for all such Taxes and other payments apportioned in respect of the period following the Closing Date. In the case of any such current Taxes and other payments covering a payment period commencing before the Closing Date and ending thereafter, the party required to make such payments (the “Paying Party”) shall timely prepare and file any Tax Returns and make all payments required thereunder, and the other party will promptly reimburse the Paying Party upon receipt of evidence of payment to the extent any payment made by the Paying Party relates to that portion of the period for which the other party is obligated hereunder. For the sake of clarity, reimbursement pursuant to this Section is not subject to the terms and conditions of Section 9 and shall not be limited or restricted by the provisions of Section 9.4.

4.	CLOSING.

    4.1.        Closing. Upon the terms and subject to the conditions hereof (including fulfillment or, where permitted, the waiver of the conditions precedent set forth in Section 8), the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 11:00 a.m. (Israel Time) on the third (3rd) Business Day following the date on which all of the conditions set forth in Section 8 have been satisfied or waived, but in any event not earlier than the 60th day following the date hereof, unless another time or date is agreed to in writing by the parties (the “Closing Date”). Notwithstanding the foregoing, if the conditions precedent set forth in Section 8 have not been fulfilled on or before the Closing Date, the Closing Date shall be automatically extended for an additional thirty (30) days provided that the conditions precedent in Section 8 have been fulfilled by such date. The Closing shall be held at the offices of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Law Offices, located at One, Azrieli Center (the Round Building), Tel-Aviv, unless another place is agreed to in writing by the parties. The consummation of the transactions contemplated by this Agreement shall be deemed to occur on the Closing Date.

    4.2.        Transactions at Closing. At the Closing, all of the actions set forth in this Section 4.2 below shall occur and shall be deemed to occur simultaneously, such that no action shall be deemed to have been completed or any document delivered until all such actions have been completed and all such documents have been delivered:

4.2.1. The Company shall deliver or cause to be delivered to Purchaser:

    (a)        a certificate (the “Company Closing Certificate”), executed by an officer thereof, certifying that, except as expressly set forth in the Company Closing Certificate, each of the conditions set forth in Section 8.2(a), and in Sections 8.2(d) through 8.2(i), has been satisfied in all material respects;

    (b)        a certificate, executed by an authorized representative of the Company, certifying as to the incumbency of the officers executing this Agreement and any Transaction Documents to which the Company is a party, on behalf of the Company, and further certifying that the execution, delivery and performance of this Agreement, the Transaction Documents to which the Company is a party, and the transactions contemplated hereby and thereby, and the acts of the officers of the Company in carrying out the terms and provisions hereof and thereof, have been authorized and approved by all corporate action required to be taken on the part of the Company;

    (c)        all deeds and bills of sale, assignments, endorsements, certificates of title, consents and other good and sufficient instruments and documents of conveyance and transfer in a form reasonably satisfactory to Purchaser, duly executed by the Company, as necessary to vest in or confirm to Purchaser full and complete right, title and interest in and to all of the Acquired Assets, free and clear of any and all Liens, including, without limitation, any written consents of assignment of Customer Contracts executed by clients or customers of the Business;

    (d)        copies of all filings made by the Company with, all notification made by the Company to, and all Approvals obtained by the Company from any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the Transaction Documents required to be executed by such party hereunder or thereunder;

    (e)        copies of all notifications made by the Company, and all consents or acknowledgements received by the Company from third parties, in respect of the assignment, transfer and conveyance to Purchaser of all right, title and interest in and to the Assigned Contracts pursuant to the provisions of this Agreement;

(f) copies of the Employee Waivers of each Affected Employee who has accepted Purchaser’s offer of employment;

    (g)        a notice issued by Bank HaPoalim BM, in form and substance fully satisfactory both to Bank HaPoalim BM and to Purchaser and its counsel, confirming the exclusion of the Existing Pledge in respect of the Acquired Assets and the Transferred Real Property, and the sale, transfer and conveyance thereof pursuant to the transactions contemplated by this Agreement.

    (h)        a certificate issued by the Company’s insurers or insurance advisors, evidencing that the insurance coverage carried by the Company with respect to the Business or any of the Acquired Assets, as at the date hereof, is valid and enforceable as of the Closing Date, and specifying any claims made by the Company thereunder between the date hereof and the Closing Date.

    4.2.2.        The Company shall deposit with the Escrow Agent the Indemnity Bank Guarantee, which shall serve to secure Claims by Purchaser for indemnification pursuant to Section 9.2 and Purchaser’s reimbursement for payment of the Company’s real estate taxes pursuant to the Real Property Transfer Agreement. The Indemnity Bank Guarantee shall be held and released by the Escrow Agent in accordance with the terms of the Indemnity Escrow Agreement.

4.2.3. Purchaser shall deliver or cause to be delivered to the Company:

     (a)        a certificate (the “Purchaser Closing Certificate”), executed by an officer thereof, certifying that, except as expressly set forth in the Purchaser Closing Certificate, each of the conditions set forth in Sections 8.3(a) and 8.3(c) has been satisfied in all material respects;

     (b)        a certificate, executed by an authorized representative of Purchaser, certifying as to the incumbency of the officers executing this Agreement and any Transaction Documents to which Purchaser is a party, on behalf of Purchaser, and further certifying that the execution, delivery and performance of this Agreement, the Transaction Documents to which Purchaser is a party, and the transactions contemplated hereby and thereby, and the acts of the officers of Purchaser in carrying out the terms and provisions hereof and thereof, have been authorized and approved by all corporate action required to be taken on the part of Purchaser.

     (c)        a duly executed, irrevocable notice of assumption in respect of the Assigned Contracts and Dual Contracts, substantially in the forms attached hereto as Exhibits D1 and D2, as necessary to enable the Company to vest in or confirm to Purchaser full and complete right, title and interest in and to all of the Acquired Assets pursuant to the provisions of this Agreement.

    4.2.4.        Purchaser shall pay to the Company the Purchase Price, as adjusted pursuant to Section 3.3. Such payment shall be made in immediately available funds transferred by wire transfer to the Company’s bank account designated by the Company to Purchaser, in writing, at least three (3) Business Days prior to the Closing Date.

    4.2.5.        The parties shall duly execute, deliver and exchange, and shall procure the execution, delivery and exchange by the Escrow Agent, of the Adjustment Escrow Agreement and the Indemnity Escrow Agreement.

4.2.6. The parties shall duly execute, deliver and exchange the Hosting Agreement, in the form attached hereto as Exhibit E.

4.2.7. The parties shall duly execute, deliver and exchange the Cooperation Agreement.

     4.3.        Further Assurances. From time to time after the Closing, at the request of Purchaser, the Company will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and will take such further action, as may be reasonably requested in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser’s rights, title and interest in and to, the Acquired Assets. Each of the parties shall diligently cooperate with the other, and shall execute such other documents and take such further action as may be reasonably required to carry out the provisions of this Agreement and the transactions contemplated hereby.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

        Except as disclosed by the Company in the disclosure schedule attached hereto as Schedule 5 (the “Company Disclosure Schedule”) or as disclosed to Purchaser, the Company hereby represents and warrants to Purchaser that the statements contained in this Section 5 are complete and accurate as of the date of this Agreement.

    5.1.        Organization and Qualification of the Company. The Company is a corporation duly organized and validly existing under the Laws of the State of Israel. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

    5.2.        Authorization; Binding Obligation. Subject to the fulfillment of all of the conditions precedent contained in Section 8.1, the Company has all necessary power and authority to execute and deliver this Agreement, and each Transaction Document required to be executed and delivered by it pursuant to this Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each Transaction Document required to be executed and delivered by it pursuant to this Agreement, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all required corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any such Transaction Document or to consummate the transactions so contemplated herein and therein. This Agreement has been, and each of the Transaction Documents required to be executed and delivered by it pursuant to this Agreement, when executed and delivered by the Company, will be, duly and validly executed and delivered by the Company, and this Agreement constitutes, and each such Transaction Document, when executed and delivered, will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

    5.3.        Consents and Approvals. Subject to the fulfillment of all of the conditions precedent contained in Section 8.1 and in Section 8.3(b), the execution and delivery by the Company of this Agreement, and each Transaction Document required to be executed and delivered by it pursuant to this Agreement, do not, and the performance of the foregoing shall not, require the Company to obtain any Approval of any Person or Governmental Authority, or make any filing with or notification to, any Governmental Authority.

    5.4.        No Violation. The execution and delivery by the Company of this Agreement, and each Transaction Document required to be executed and delivered by it pursuant to this Agreement, do not, and the performance of this Agreement, and each Transaction Document required to be executed and delivered by it pursuant to this Agreement, will not, (a) conflict with or violate the Organizational Documents of the Company, (b) conflict with or violate any Law applicable to the Company or by which its properties are bound or affected, or (c) subject to the fulfillment of all of the conditions precedent contained in Section 8.2(h), result in any breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, any Contract to which the Company is a party or by which the Company is bound; which conflict, violation, breach or default is likely to affect the transactions contemplated hereby or the Company’s ability to fulfill its obligations under this Agreement or any Transaction Document required to be executed and delivered by the Company pursuant to this Agreement.

    5.5.        Title to Acquired Assets. Except as set forth in the Company’s Disclosure Schedule, the Company is the sole and exclusive legal and equitable owner and holder of all rights and interests in the Acquired Assets, including, without limitation, the proprietary, possession and usage rights therein and thereto, and the Company has good, clear, and marketable title to, all of the Acquired Assets, free and clear of all Liens.

    5.6.        Assigned Contracts. Except as set forth in the Company Disclosure Schedule (i) to the best of the Company’s knowledge, other than the Assigned Contracts, there are no other Contracts required for or related to the conduct the Business, and (ii) all Assigned Contracts are valid, enforceable and in full force and effect.

    5.7.        Tangible Property. To the best of the Company’s knowledge, the Tangible Property, as listed in Schedule 2.1(b), includes all of the Tangible Property required for or related to the operation and activation of the System and the performance of services relating to the Business, and there is no other Tangible Property required for the conduct the Business.

    5.8.        Assigned Approvals. Except as set forth in the Company Disclosure Schedule, to the best of the Company’s knowledge, the Assigned Approvals are all of the Approvals required for the conduct of the Business. To the best of the Company’s knowledge, except as set forth in the Company Disclosure Schedule, (i) each of the Assigned Approval is valid and in full force and effect, (ii) the Company has complied with all such Assigned Approvals to a material extent, and (iii) there is no event that has occurred or circumstances that exist, that may constitute or result in a violation of, or in the revocation, withdrawal or suspension or modification of, any such Assigned Approvals. To the best of the Company’s knowledge, there is no Action pending or threatened, that could result in the termination, revocation, limitation, suspension, restriction or impairment of any Assigned Approval that is required for the conduct the Business, or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any such Assigned Approval.

    5.9.        Absence of Certain Events. Except as set forth in the Company Disclosure Schedule, since September 5, 2005, the Company has conducted the Business in the ordinary and usual course and has used commercially reasonable efforts to preserve intact the business organization and properties of the Company, to keep available the services of the present officers, employees, consultants and independent contractors of the Company, and to preserve the present relationships of the Company with suppliers, customers, and other Persons with which the Company has business relations. Without derogating from the generality of the preceding sentence, since September 5, 2005:

    5.9.1.        the Company has not authorized or consummated any merger, consolidation, sale or other disposition of any or all of the Acquired Assets, or any other disposition relating to and/or that may affect any of the Acquired Assets, except in the ordinary and usual course of business;

5.9.2. the Company has not acted to collect any advance payments, or any accounts receivable, prior to their due date of payment, from any clients or customers of the Business;

    5.9.3.        except as set forth in the Company Disclosure Schedule, the Company has not, without the prior written consent of Purchaser, entered into any Material Contract in relation to or which may affect the Acquired Assets; and

5.9.4. there has not been any other event or circumstance which has had or could reasonably be expected to have, a Material Adverse Effect on the Business.

    5.10.        Customer Contracts.

    5.10.1.        The Company Disclosure Schedule sets out a true and complete list of all clients or customers of the Business, together with all Customer Contracts between the Company and such clients or customers. The Company has delivered to Purchaser true and complete copies of all Customer Contracts, including any amendments or revisions thereto.

    5.10.2.        To the Company’s best knowledge, the Customer Contracts are in full force and effect, are valid and enforceable, and constitute the only Contracts between the Company and such clients or customers with respect to the sale, lease, grant of indefeasible right of use, or other rights (to use or otherwise), and the provision of related services, by the Company, in, to, or on the System.

    5.10.3.        The Company has not received any notice from any client or customer of the Business, of the termination or threatened termination of any Customer Contract, or of any Claim with respect thereto, nor, to the knowledge of the Company, is there any basis therefor.

    5.11.        Accounts Receivable; Cash Payments. The Company Disclosure Schedule accurately sets forth (i) the aggregated payments actually received and accounts receivable arising from the Customer Contracts for the period commencing on January 1, 2005 (the “Revenues Table”), and (ii) a true and complete description and calculation of all payments the Company has received from any clients or customers of the Business, between September 5th, 2005 and the date hereof, and which are attributed to the conduct of the Business from and after the Closing Date. The Company Disclosure Schedule shall be updated by the Company on the Closing Date with respect to all payments the Company shall have received from any clients or customers of the Business, from the date hereof until the Closing Date, and which are attributed to the conduct of the Business from and after the Closing Date. All accounts receivable set forth in the Company Disclosure Schedule represent valid obligations arising from Customer Contracts. From and after September 5, 2005, no discount or allowance from any receivable has been made or agreed to and no such accounts receivable represents billing prior to actual sale of goods or provision of services. To the Company’s best knowledge, no client or customer of the Business has refused or threatened to refuse to pay any outstanding or future obligations owed to the Company.

    5.12.        Compliance with Laws. To the best of the Company’s knowledge, except as set forth in the Company Disclosure Schedule, the Company has not violated any Law applicable to the Business or any of the Acquired Assets, and has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Laws.

    5.13.        Legal Proceedings. Except as set forth in the Company Disclosure Schedule, there is no Action pending or, to the best of the Company’s knowledge, threatened by or against the Company, relating to, or which could reasonably be expected to affect, the Acquired Assets or the transactions contemplated by this Agreement and by any Transaction Document required to be executed hereunder.

    5.14.        Employees. Schedule 7.7.1 sets forth a list of all of the employees of the Company engaged in the conduct of the Business. The Company has furnished Purchaser with true and complete copies of all Contracts relating to the employment of such employees. Except as set forth in such Contracts, there are no other arrangements, understandings, or commitments for the payment of any pensions, allowances, lump sums or other benefits to any such employees, whether on retirement, death, termination, or otherwise. To the best of the Company’s knowledge, there are no collective agreements or extension orders that apply to any employees of the Company, except for collective agreements and extension orders of common application to all employees in Israel.

    5.15.        Insurance. The Company Disclosure Schedule lists, by type, carrier, policy number, limits, premium and expiration date, all insurance coverage carried by the Company with respect to the Business or any of the Acquired Assets, together with a history of all claims made by the Company thereunder during the past three (3) years. The Company Disclosure Schedule also states whether each such policy is carried on a “claims made” or “occurrence” basis. Except as sets out in the Company Disclosure Schedule, all such insurance policies are owned by and payable solely to the Company and all premiums with respect thereto are currently paid and will be paid through the Closing Date. To the Company’s knowledge, all such insurance policies are in full force and effect, and are valid and enforceable. The Company has not received notice of cancellation or non-renewal of any such policies and is not aware of any threatened or proposed cancellation or non-renewal of any such policies.

    5.16.        Condition of System and Tangible Property. The System and every substantial tangible asset forming part of the Acquired Assets are of good quality. At the date of this Agreement, the System is in proper and orderly working and repair condition, with the exception of: (i) normal wear and tear, (ii) minor defects which do not substantially interfere with the continuous use thereof, and (iii) such parts of the submerged portion of the System between Tel Aviv and Ashkelon which are being currently repaired, which repairs shall be completed by the Company and at Company’s expense, in accordance with the Repair Plan, by February 28, 2006. The System is suitable and fit for immediate and continuous deployment in the provision of the services for which it was designed.

    5.17.        No Brokers. The Company has not employed or engaged, either directly or indirectly, or incurred or will incur any Liability to, any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.

    5.18.        Intellectual Property. The Company Disclosure Schedule sets out a complete and accurate list of all license agreements granting any right to use the Licensed Software (“License Agreements”), indicating, for each License Agreement, the title, the parties, date executed, the term, whether or not it is exclusive, and the Licensed Software covered thereby. To the Company’s knowledge, all License Agreements are in full force and effect, and are valid and enforceable. The Company has not received notice of cancellation or non-renewal of any such License Agreements and is not aware of any threatened or proposed cancellation or non-renewal of any such policies. Except as set forth in any License Agreements, no royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Licensed Software.

    5.19.        Disclosure. Neither this Agreement (including the exhibits and schedules hereto) nor any other Transaction Document required to be executed by the Company hereunder, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made or necessary to provide a prospective purchaser of the Company with all information material thereto.

6.	REPRESENTATIONS AND WARRANTIES OF PURCHASER.

        Except as disclosed by Purchaser in the disclosure schedule attached hereto as Schedule 6 (the “Purchaser Disclosure Schedule”), Purchaser hereby represents and warrants to the Company that the statements contained in this Section 6 are complete and accurate as of the date of this Agreement.

    6.1.        Organization and Qualification of Purchaser. Purchaser is a corporation duly organized and validly existing under the Laws of the State of Israel. Purchaser has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

    6.2.        Authorization; Binding Obligation. Subject to the fulfillment of all of the conditions precedent contained in Section 8.1, Purchaser has all necessary power and authority to execute and deliver this Agreement, and each Transaction Document required to be executed and delivered by it pursuant to this Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and each Transaction Document required to be executed and delivered by it pursuant to this Agreement, the performance of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly authorized by all required corporate action on the part of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or any such Transaction Document or to consummate the transactions so contemplated herein and therein. This Agreement has been, and each of the Transaction Documents required to be executed and delivered by Purchaser pursuant to this Agreement, when executed and delivered, will be, duly and validly executed and delivered by Purchaser, and this Agreement constitutes, and each such Transaction Document, when executed and delivered, will constitute, a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

    6.3.        Consents and Approvals. Subject to the fulfillment of all of the conditions precedent contained in Section 8.1 and in Section 8.2 (b), the execution and delivery by Purchaser of this Agreement, and of each Transaction Document required to be executed and delivered by it pursuant to this Agreement, do not, and the performance of the foregoing shall not, require Purchaser to obtain the Approval of any Person or Governmental Authority, or make any filing with or notification to, any Governmental Authority.

    6.4.        No Violation. To the best knowledge of Purchaser, except as set forth in the Purchaser Disclosure Schedule, the execution and delivery by Purchaser of this Agreement and of each Transaction Document required to be executed and delivered by it pursuant to this Agreement, do not, and the performance of this Agreement, and each Transaction Document required to be executed and delivered by it pursuant to this Agreement, will not, (a) conflict with or violate the Organizational Documents of Purchaser, (b) conflict with or violate any Law applicable to Purchaser, or by which its properties are bound or affected, or (c) result in any breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, any Contract to which Purchaser is a party or by which it is bound; which conflict, violation, breach or default is likely to affect the transactions contemplated hereby or Purchaser’s ability to fulfill its obligations under this Agreement or any Transaction Document required to be executed and delivered by it pursuant to this Agreement.

    6.5.        Legal Proceedings. Except as set forth in the Purchaser Disclosure Schedule, there is no Action pending or, to the best of the Purchaser’s knowledge, threatened by or against Purchaser, relating to, or which could reasonably be expected to affect, the transactions contemplated by this Agreement and by any Transaction Document required to be executed hereunder.

    6.6.        Financing and Capital Resources. Purchaser has adequate cash to pay the Purchase Price as contemplated by this Agreement, together with all fees and expenses of Purchaser associated with the transactions contemplated hereby, and to make any other payments necessary to consummate the transactions contemplated hereby.

    6.7.        No Brokers. Purchaser has not employed or engaged, either directly or indirectly, or incurred or will incur any Liability to, any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.

    6.8.        Disclosure of Information; No Further Representations. Without prejudice to the representations and warranties contained in Section 5, Purchaser acknowledges and agrees that it has received, to its satisfaction, all information requested from the Company (except for certain information which the Company has stated not to be in possession of), and has had an opportunity to ask questions and receive answers from the Company regarding the information delivered to it, including but not limited to, the condition of the Business, the Acquired Assets and the Assumed Liabilities. Except for the representations and warranties expressly set forth in Section 5, the Company has not made any further representations or warranties with respect to any subject matter of this Agreement, and the Acquired Assets shall be sold, transferred and assigned to, and the Assumed Liabilities shall be assumed by, Purchaser, without any further representation, warranty or guarantee (including, without limitation, any implied representation, warranty or guarantee) on the part of the Company or any representatives thereof. Purchaser has examined the Business, the Acquired Assets and the Assumed Liabilities to its satisfaction, and except for the representations and warranties expressly included in Section 5, is relying solely on its own discretion, judgment and investigations with respect to all such matters and the transactions contemplated herein.

7.	COVENANTS.

    7.1.        Conduct of Business by the Company Pending Closing. The Company covenants and agrees that, between the date hereof and the Closing Date, the Company shall conduct the Business in the ordinary and usual course and shall use commercially reasonable efforts to preserve intact the business organization and assets of the Company, to keep available the services of the present officers, employees, consultants and independent contractors of the Company (except as otherwise required pursuant to this Agreement), and to preserve the present relationships of the Company with suppliers, customers, and other Persons with which the Company has business relations. Without derogating from the generality of the preceding sentence, between the date hereof and the Closing Date:

    7.1.1.        the Company shall not authorize or consummate any merger, consolidation, sale or other disposition of any or all of the Acquired Assets or any other disposition relating to and/or that may affect any of the Acquired Asset, except in the ordinary and usual course of business;

7.1.2. the Company shall not act to collect any advance payments, or any accounts receivable, prior to their due date of payment, from any clients or customers of the Business;

7.1.3. the Company shall not, without the prior written consent of Purchaser, enter into any Material Contracts in relation to or which may affect the Acquired Assets;

    7.1.4.        the Company shall not take any action that could reasonably be expected to result in the representations and warranties set forth in Section 5 becoming untrue or inaccurate, that could result in a Material Adverse Effect on the Business, or that could materially impair the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof; and

    7.1.5.        the Company shall use its best reasonable efforts to exercise the Approved Investments in a cost-effective manner and to minimize the amounts expended in relation to such Approved Investments without compromising the quality thereof including, where practically possible, by exchanging and/or sharing ducts and/or by otherwise cooperating with third party transmission providers.

    7.2.        Cooperation; Approvals, Filings and Consents.

    7.2.1.        Upon the terms and subject to the conditions set forth in this Agreement, each party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate the transactions contemplated hereby and to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Section 8, as applicable to each of them. Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

    7.2.2.        Each party shall, as promptly as practicable, use commercially reasonable efforts to obtain all necessary Approvals from Governmental Authorities and make all other necessary registrations and filings under applicable Law required to be obtained or made by it in connection with the authorization, execution and delivery of this Agreement and the Transaction Documents required to be executed by such party hereunder or thereunder, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, those set forth in Schedule 7.2.2. The Company and Purchaser shall act in good faith and reasonably cooperate with each other in connection therewith and in connection with resolving any investigation or other inquiry with respect thereto. To the extent not prohibited by Law, each party to this Agreement shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement. Each party shall give the other party reasonable prior notice of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such Approval.

    7.2.3.        Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement (including under this Section 7.2 or under Section 8.1(a)) shall require any party, or any shareholder thereof, (i) to take or agree to take any action with respect to, or agree to any prohibition or limitation on, or other requirement which would prohibit, impair or otherwise materially adversely affect the ownership or operations of all or any portion of the business or properties of such party or any of its shareholders (including, without limitation, the Business).

    7.2.4.        The parties shall use their commercially reasonable efforts to obtain all Approvals from third parties that are necessary for the consummation of the transactions contemplated by this Agreement (including, without limitation, those Approvals set forth in Schedule 7.2.4 and any Approval required for the assignment and transfer to Purchaser of any Assigned Contract, other than an Assigned Approval). To the extent permitted at Law, if any such Approval has not been obtained as of the Closing Date and Purchaser nevertheless determines to proceed with the Closing, the Company shall use commercially reasonable efforts to obtain such Approval after the Closing.

    7.3        Access to Information. Prior to the Closing Date and subject to the execution of a confidentiality agreement in form and substance satisfactory to the Company, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Purchaser, upon reasonable notice, full access during normal working hours to all of its properties, Contracts, Business Data and Records and other documents of the Company that are pertaining to the transactions contemplated hereby, and shall cause its officers, employees, accountants, counsel and other representatives to make themselves available to the officers, employees, accountants, counsel and other representatives of Purchaser for discussion of the transactions contemplated hereby. No information disclosed pursuant to this Section 7.3 shall affect any representations, warranties, covenants or agreements of the parties herein.

    7.4.        Public Announcements. The parties hereto agree to keep confidential the terms of this Agreement and any Transaction Document required to be executed hereby. Subject to applicable Laws, all announcements to third parties pertaining to this Agreement or the transactions contemplated hereby will be subject to review and approval of both parties before public disclosure. Notwithstanding the preceding sentence, the parties understand that Purchaser is a publicly traded company and therefore, immediately following the date hereof and the Closing Date, Purchaser intends to publish a press release and/or a mandatory report to the relevant Governmental Authorities regarding the execution of this Agreement and the consummation of the transactions contemplated hereby, as the case may be. Purchaser shall procure that Purchaser will coordinate the content of any such press release or mandatory report with the Company.

    7.5.        No Solicitation of Other Proposals. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of its officers, directors, employees, representatives or agents (collectively, the “Company Representatives”), directly or indirectly, to (i) solicit, facilitate, initiate, entertain, encourage or take any action to solicit, facilitate, initiate, entertain or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal, or (ii) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication which might reasonably be expected to result in an Acquisition Proposal. For purposes of this Agreement, the term “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its affiliated companies) relating to any merger, consolidation, liquidation or other direct or indirect business combination or reorganization, involving the sale, lease, exchange, or other disposition of any significant portion of the Business, or any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated hereby or which would reasonably be expected to diminish significantly the benefits to Purchaser of the transactions contemplated hereby.

    7.6.        Notice of Certain Events; Updates to Disclosure Schedules.

    7.6.1.        Without limiting the provisions of Section 8.2, between the date hereof and the Closing Date, the Company shall promptly notify Purchaser, in writing, of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or a material breach of any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or a material breach of any representation or warranty made by the Company in this Agreement, if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and (iii) any material breach of any covenant or obligation of the Company. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 7.6.1 requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Purchaser an update to the Company Disclosure Schedule specifying such change; provided that, no such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of determining whether the conditions set forth in Section 8.2 have been satisfied.

    7.6.2.        Without limiting the provisions of Sections 2.3.2 or 7.2, or, with respect to the Company, of Section 7.6.1, prior to the Closing Date, each party shall give the other prompt written notice of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, (iii) any Action or threatened Action relating to or involving or otherwise affecting the transactions contemplated by this Agreement, (iv) the occurrence of a breach or default or event that, with notice or lapse of time or both, could become a breach or default under this Agreement, and (v) any change, event or circumstance which is likely to delay or impede the ability of the parties to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein or that could reasonably be expected to have a Material Adverse Effect on the Business.

    7.7.        Employment Matters.

    7.7.1.        Promptly after the date hereof, Purchaser shall be entitled, at its sole discretion, to offer employment, effective as of the Closing, to each employee of the Company listed in Schedule 7.7.1, provided, that Purchaser shall have notified the Company, at least thirty five (35) days prior to the Closing Date, of the identity of those employees who have been offered employment with Purchaser and who have accepted such employment offers and provided, further, that, each such employee shall have executed and delivered to the Company and Purchaser, prior to the Closing Date, an Employee Waiver. Any such employee of the Company accepting employment with Purchaser offered pursuant to the preceding sentence and executing an Employee Waiver shall become an employee of Purchaser from and after the Closing, and shall be referred to as an “Affected Employee”.

    7.7.2.        Between the date hereof and the Closing Date, the Company shall terminate the Affected Employees’ employment agreements, and shall pay the Affected Employees any and all rights, payments, and benefits to which they are entitled in connection with their employment with the Company, the termination of such employment, and anything related to such employment or termination of employment (whether by Contract or applicable Law), including, without limitations, all severance and prior notice payments.

    7.7.3.        Upon the terms and subject to the conditions of Sections 9.4.1 and 9.5, the Company shall indemnify the Purchaser against any or all liabilities, costs, expenses, damages and actions arising out or in connection with the employment of the Affected Employees by the Company, prior to the Closing Date.

    7.8.        Tax Matters.

    7.8.1.        To the extent relevant to the Acquired Assets or the transactions contemplated hereby, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any filings, reports or returns to the Israel Tax Authority (“Tax Returns”) and the conduct of any audit or other examination by the Israel Tax Authority or in connection with judicial or administrative proceedings relating to any Liability for Taxes and (ii) retain for the period of time required at Law and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes.

    7.8.2.        Except as expressly set forth in Sections 3.4 above, each party shall bear its own Taxes in connection with the transactions contemplated hereby; except that any stamp duty payable, at law, jointly and severally by the parties, in connection with, as a result of, or as a consequence of this Agreement, shall be borne and paid by the parties in equal parts such that each party shall be responsible to pay 50% of such stamp duty.

    7.9.        Litigation Cooperation. Purchaser acknowledges and agrees that the Company shall be entitled to control any Action that constitutes or relates to any Retained Claim; [*]. Purchaser shall cooperate with the Company and its counsel in connection with any such Action, including, without limitation, by making available to the Company or its counsel, without any charge (except for reimbursement of Purchaser’s own out of pocket expenses incurred in connection with such cooperation), all relevant records, and by using its commercially reasonable efforts to make available the current and former employees, officers, directors, agents and representatives of Purchaser who are reasonably expected to be helpful with respect to such Action, whether for the purpose of preparing judiciary documents, affidavits, or expert testimony, for providing testimony, or as may otherwise be reasonably required by the Company or its counsel.

    7.10.        Completion of Repair Plan. The Company shall carry out the Repair Plan, and shall complete the repairs described therein by February 28, 2006. As soon as practicable following the completion of the works to be performed under the Repair Plan, the Company shall provide Purchaser with “As Made” plans reflecting the works so performed.

    7.11.        Completion of the Cooperation Agreement. Between the date hereof and the Closing Date, the parties shall negotiate in good faith the Cooperation Agreement, which shall address and include, inter alia, the following material terms:

     (i)        the Company shall offer the Purchaser’s Business related services to prospective clients or customers of the Company’s data center, hosting, collocation, DRP business and other services provided by the Company in connection with its hosting and backup facilities (collectively, the “Hosting Services”), and to current clients and customers of the Hosting Services who may seek proposals for additional Hosting Services.

* The symbol [*] denotes places where portions of this document have been omitted and filed separately with the Commission. Confidential Treatment is being requested with respect to the omitted portions.

     (ii)        the Purchaser shall offer the Hosting Services provided by the Company to prospective clients or customers of the Business, and to current clients and customers of the Business who may seek proposals for additional Business related services.

(iii) the arrangements set out in (i) and (ii) above (together, the “Cooperation Obligations”) shall be carried out on a non-exclusive basis.

     (iv)        the mutual payments and commissions each party shall be entitled in consideration of its Cooperation Obligations, and the terms of payment thereof, shall be discussed and agreed upon in the Cooperation Agreement.

     (v)        the initial term of the Cooperation Agreement shall be for five (5) years; provided that both the Company and the Purchaser shall have the right to terminate the Cooperation Agreement prior the expiration of the said initial term (or of any extension thereof) in the event that the Company shall sell, transfer, outsource, or otherwise dispose of its Hosting Services related business.

    7.12.        Continuity of Insurance. Between the date hereof and the Closing Date, the parties shall cooperate in good faith to enable Purchaser to maintain, as from the Closing Date, by having issued a new insurance policy or by way of inclusion thereof in Purchaser’s then existing insurance coverage, such insurance coverage carried by the Company as at the date hereof with respect to the Business or any of the Acquired Assets.

8.	CONDITIONS PRECEDENT TO CLOSING.

    8.1.        Conditions to Obligations of Each Party. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date, of the following conditions:

     (a)        Governmental Approvals. All Approvals of, or declarations or filings, with any Governmental Authority necessary for the consummation of the transactions contemplated hereby, if any, shall have been obtained or made, including, without limitation, the Approvals described in Schedule 7.2.2, provided that such Approvals shall not include conditions or limitations that may materially adversely affect the activities of Purchaser, the Company, or the Business.

     (b)        No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, or other Order (whether temporary, preliminary or permanent) issued by any Court, or other legal restraint or prohibition shall be in effect, which prevents the consummation of the transactions contemplated hereby on the terms, and conferring upon Purchaser all of the rights and benefits, as contemplated herein, nor shall any Action brought by any Governmental Authority seeking any of the foregoing be pending, and there shall not be any Action taken, any Law enacted, or any breach of the representations and warranties contained in Section 5, which makes the consummation of such transactions on the terms, and conferring upon Purchaser all of the rights and benefits, as contemplated herein, illegal.

    8.2.        Additional Conditions of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions, unless waived in writing by Purchaser:

     (a)        Representations and Warranties. Each of the representations and warranties set forth in Section 5 shall have been true and correct in all respects when made, and each of such representations and warranties shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, in each case except where the untruthfulness or incorrectness of such representations and warranties has not had, is not having, and is not reasonably expected to have a Material Adverse Effect on the Business (provided, that such exception shall not apply in the event that, as a result of such untruthfulness or incorrectness, Purchaser shall be in violation of any applicable Laws).

     (b)        Obtainment of Transmission License. Purchaser shall have obtained a license from the Ministry of Communications for the provision of transmission services on terms substantially similar to the Special License for Domestic Provision of Transmission Services currently held by the Company (the “Company’s MOC License”), which license shall authorize Purchaser to operate the Business and to provide services using the Acquired Assets, as provided by the Company immediately prior to the Closing Date, on terms not less favorable and beneficial than those set forth in the Company’s MOC License.

     (c)        Obtainment of Permit Pursuant to Chapter 6, Section 4(6) of The Communication Law (Telecommunications and Broadcasting), 1982. Purchaser shall have obtained a Permit from the Ministry of Communications Pursuant to Section 4(6) of The Communication Law authorizing the Purchaser to perform the activities specified under Chapter 6 of The Communication Law. This Section 8.2(c) shall only be condition to Closing if Purchaser applied for such Permit together with or within seven (7) days of its application for the transmission license described in Subsection (b) above and in reference thereto.

     (d)        Assignment of Assigned Contracts and Assigned Approvals. The Company shall have made all notifications, obtained all Approvals, and taken all other actions necessary under the terms of each Assigned Contract and Assigned Approval, as required to facilitate the due assignment and transfer thereof to Purchaser as of the Closing Date; provided, however, that the failure to duly assign and transfer any Customer Contract shall not be deemed a failure to meet the condition set forth in the preceding sentence but shall be treated in accordance with the provisions of Section 2.3 and Section 3.3.3.

     (e)        Employment Relationship with Affected Employees. The Company shall have terminated its employment relationship with each Affected Employee and shall have performed or complied with its obligations and covenants set forth in Section 7.7.2.

     (f)        Agreements and Covenants. The Company shall have performed or complied with in all material respects each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Closing Date, other than as set forth in Section 7.7.2.

     (g)        No Material Adverse Effect. From and including the date hereof, there shall not have occurred any event which has had, is having, or would reasonably be expected to have a Material Adverse Effect on the Acquired Assets (it being agreed, however, that the refusal of any of the employees listed in Schedule 7.7.1 to accept employment with Purchaser shall not be deemed a Material Adverse Effect on the Business).

     (h)        Removal or Exclusion of Existing Pledge. The Existing Pledge shall have been removed or excluded, to the satisfaction of Purchaser and its counsel, in respect of the Acquired Assets and the sale, transfer and conveyance thereof pursuant to the transactions contemplated by this Agreement.

     (i)        Completion of Repair Plan. Prior to the Closing Date, the Company shall have completed the works to be performed under the Repair Plan, and shall have delivered to Purchaser a report confirming the completion of such works.

    8.3.        Additional Conditions of Company. The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions, unless waived in writing by the Company:

     (a)        Representations and Warranties. Each of the representations and warranties set forth in Section 6 shall have been true and correct in all respects when made, and each of such representations and warranties shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

     (b)        Obtainment of Transfer Approval. The Company shall have obtained the approval of the Ministry of Communications to the sale, transfer and assignment of the Acquired Assets, as required pursuant to the terms of the Company’s MOC License.

     (c)        Agreements and Covenants. Purchaser shall have performed or complied with in all material respects each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Closing Date.

9.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; REIMBURSEMENT.

    9.1.        Survival of Representations and Warranties. All representations and warranties contained in Sections 5 and 6, or in any other Transaction Document delivered by or on behalf of or the Company in connection with this Agreement or the consummation of the transactions contemplated hereby, shall survive the Closing for a period of two (2) years after the Closing Date. For convenience of reference, the date upon which any representation or warranty shall terminate is referred to herein as the “Survival Date.”

    9.2.        Indemnification by the Company. From and after the Closing, the Company shall indemnify, defend and hold harmless Purchaser, its successors and assigns (the “Purchaser Indemnified Persons”) from and against any and all direct Losses arising out of or resulting from any of the following:

(a) Any material breach of any representation or warranty made by the Company in this Agreement (including the exhibits and schedules hereto) or in any Transaction Document;

(b) Any failure by the Company to perform, comply with or observe any covenant, agreement or obligation contained in this Agreement; or

(c) The employment by the Company of the Affected Employees during the period ending on the Closing Date, or the termination of employment thereof.

    9.3.        Indemnification by Purchaser. From and after the Closing, Purchaser shall indemnify, defend and hold harmless the Company, its successors and assigns (the “Company Indemnified Persons”) from and against any and all direct Losses arising out of or resulting from any of the following:

(a) Any material breach of any representation or warranty made by Purchaser in this Agreement (including the exhibits and schedules hereto) or in any Transaction Document; or

(b) Any failure by Purchaser to perform, comply with or observe any covenant, agreement or obligation contained in this Agreement.

    9.4.        Limitations on Indemnification.

    9.4.1.        To the extent that any circumstance giving rise to indemnification under this Section 9 is reasonably capable of being remedied by the Indemnifying Person (as defined below), the Indemnified Person (as defined below) shall afford the Indemnifying Person such opportunity as is reasonable to remedy such circumstance.

    9.4.2.        No indemnification shall be payable to any Purchaser Indemnified Person under Section 9.2 or to any Company Indemnified Person under Section 9.3, until the aggregate amount of all direct Losses incurred by all Purchaser Indemnified Persons or all Company Indemnified Persons, as the case may be, exceeds $100,000, whereupon the Purchaser Indemnified Persons or the Company Indemnified Persons, as the case may be, shall be entitled to receive the full amount of all direct Losses (i.e., including the first $100,000 of such Losses);

9.4.3. The maximum aggregate liability of either party pursuant to this Section 9 shall be equal to the Purchase Price actually received by the Company (the “Maximum Indemnification Amount”);

    9.4.4.        No party shall be entitled to recover any indirect, consequential, special, exemplary, punitive or similar damages, except to the extent that such damages are awarded to a third party in a Third Party Claim (as defined below);

    9.4.5.        No claims for indemnification against any Indemnifying Person (as such term is defined below) under this Section 9 may be made following the Survival Date. The foregoing sentence notwithstanding, in the event any Indemnified Person (as such term is defined below) delivers an Indemnifying Person (as such term is defined below) a Notice of Claim (as such term is defined below) within sixty (60) days prior to the Survival Date, then such Indemnified Person may file a statement of claim with the proper judiciary tribunal within sixty (60) days after the date of the Notice of Claim, provided such statement of claim is based on the said Notice of Claim, and does not exceed the scope detailed therein.

    9.4.6.        With the exception of Section 9.4.1, the limitations set forth in this Section 9.4 above shall not apply to any indemnification payable under Section 9.2(c) and Section 7.7.3, or in connection with any of the Assumed Liabilities or Excluded Liabilities.

    9.5.        Indemnification Process.

    9.5.1.        Any Purchaser Indemnified Person or Company Indemnified Person seeking indemnification under this Section 9 (an “Indemnified Person”) shall give each party from whom indemnification is being sought (each, an “Indemnifying Person”) prompt notice of any matter (a “Notice of Claim”) which such Indemnified Person has determined has given rise to or could give rise to a right of indemnification under this Agreement, stating the amount of the Losses, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises as promptly as practicable after becoming aware of such matter; provided, however, that the failure to so provide such Notice of Claim will not relieve the Indemnifying Person(s) from any Liability which they may have under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise in any material respect of any material rights or defenses of the Indemnifying Person(s) and the Indemnifying Person(s) was not otherwise aware of such action or claim).

    9.5.2.        The Liabilities of an Indemnifying Person under this Section 9 with respect to Losses arising from Claims of any third party which are subject to the indemnification provided for in this Section 9 (“Third Party Claims”) shall be governed by the following additional terms and conditions:

    (a)        Upon delivery of a Notice of Claim that relates to a Third Party Claim, the Indemnified Person shall also deliver to the Indemnifying Person copies of all relevant documentation with respect to such Third Party Claim under the possession or control of the Indemnified Person, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument.

    (b)        The Indemnifying Person shall have the right to defend against the Third Party Claim on its own, with counsel reasonably satisfactory to the Indemnified Persons, subject to (i) the right of the Indemnified Persons to participate (at its own expense and with counsel of its own choice) in the defense of such Third Party Claim, and subject to (ii) the Indemnifying Person’s written acknowledgement that it is obligated to provide indemnification to the Indemnified Persons with respect to such Third Party Claim. The Indemnifying Person, on the one hand, and the Indemnified Persons, on the other hand, shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claims, keep each other apprised as to the details and progress of all proceedings relating thereto, and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Third Party Claims.

    (c)        No Third Party Claim shall be settled or compromised by the Indemnified Persons, and no Indemnified Person shall admit any Liability under any Third Party Claim, without the written consent of the Indemnifying Person. Any settlement or compromise made in violation of the foregoing sentence shall relieve the Indemnifying Person from its indemnification obligations in respect of such Third Party Claim.

    9.6.        Reimbursement for Non-Completion of The Repair Plan. In the event that, the Company shall not complete the repairs in accordance with the Repair Plan as set forth in Section 7.10, the Company shall promptly reimburse the Purchaser for any direct cost or expense incurred or borne by Purchaser toward the completion of the Repair Plan and duly documented by invoices. For the sake for clarity, reimbursement pursuant to this Section is not subject to the terms and conditions of Section 9 and shall not be limited or restricted by the provisions of Section 9.4.

    9.7.        Characterization of Payments. The parties agree that any payment to Purchaser pursuant to an indemnification obligation under this Section 9 shall be treated for Tax purposes as an adjustment to the Purchase Price.

10.	TERMINATION.

    10.1.        Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a) By mutual written consent duly authorized by the Boards of Directors of Purchaser and the Company;

(b) By either Purchaser or the Company, by means of written notice to the other, if:

     (i)        the Closing shall not have occurred within ninety (90) days from the date hereof (the “Drop-Dead Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

     (ii)        a competent Court or Governmental Authority shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Closing;

     (iii)        such party (the “Non-Breaching Party”) is not in breach of any its obligations under this Agreement, and if the other party (the “Breaching Party”) shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 8, and (A) is incapable of being cured or (B) if capable of being cured, is not cured prior to the earlier of (x) the Business Day prior to the Drop-Dead Date, or (y) the date that is thirty (30) days from the date that the Breaching Party is notified of such breach; or

(c) By Purchaser, if after the date hereof there shall have occurred any event which has had, is having or would reasonably be expected to have a Material Adverse Effect on the Acquired Assets.

        The parties agree that, except as otherwise set forth in this Section 10.1, this Agreement may not be otherwise terminated.

    10.2.        Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement (other than those Sections which, by their nature, are intended to survive such termination, including this Section 10.2) will forthwith become void, and there will be no Liability on the part of Purchaser or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, except that nothing herein will relieve any party from any Losses arising out of, resulting from or relating to any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

        Notwithstanding anything to the contrary in this Agreement, in the event that the Closing does not occur or the transactions contemplated by this Agreement are not consummated, and as a result thereof this Agreement is terminated pursuant to Section 10.1(i), or in the event this Agreement is terminated pursuant to: (a) Section 10.1(ii), or (b) Section 10.1(iii) under circumstances where the Company was the Breaching Party, then Purchaser shall not be responsible for nor assume any liabilities or incur any costs or expenses in relation to any of the Approved Investments and shall not be liable for the consequences of its decision to grant or withhold its consent to any action where such consent is requested under this Agreement.

11.	MISCELLANEOUS.

    11.1.        Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, legal and accounting fees and any, fees, costs and expenses borne by Purchaser in connection with any due diligence investigations carried out with respect to the transactions contemplated hereby (“Transaction Expenses”), shall be paid by the party incurring such Transaction Expenses, whether or not the Closing occurs.

    11.2.        Amendment and Waiver. This Agreement may be amended only by an instrument in writing signed by duly authorized representatives of Purchaser and the Company. At any time prior to the Closing Date, any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    11.3.        Entire Agreement. This Agreement, together with its Schedules, Exhibits, the Transaction Documents, the Real Property Transfer Agreement, and all other ancillary agreements, documents and instruments to be delivered in connection herewith, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, either oral or written, including, without limitation, that certain Memorandum of Understanding entered into by and between Purchaser and the Company on September 5, 2005, which is hereby cancelled and revoked. Without limiting the generality of foregoing and notwithstanding anything in this Agreement to the contrary, no party is making any representation or warranty whatsoever, oral or written, express or implied, in connection with the transactions contemplated by this Agreement and the Transaction Documents other than those set forth in this Agreement or in the Transaction Documents and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party except for the representations and warranties set forth in this Agreement or in the Transaction Documents.

    11.4.        Third Party Beneficiaries. Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any Person other than the parties and the respective successors or assigns of the parties, any rights, remedies, or Liabilities whatsoever, except to the extent that such third person is an Indemnified Person in respect of the indemnification provided in accordance with Section 9 of this Agreement.

    11.5.        Company Disclosure Schedule. Nothing in the Company Disclosure Schedule constitutes an admission of any liability or obligation of the Company to any third party, nor an admission against the Company’s interest to any third party. The Company Disclosure Schedule contains information, descriptions and disclosures regarding the Company only, all of which constitutes confidential information of the Company. The Company Disclosure Schedule is not intended to expand the scope and effect of any representations, warranties or covenants of the Company provided in this Agreement.

    11.6.        Assignment. No party hereto shall assign or otherwise transfer this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder, without the prior written consent of the other parties hereto; provided, however, that Purchaser shall be permitted, by written notice to the Company, to assign or otherwise transfer this Agreement, in whole but not in part, to any wholly owned subsidiary thereof, provided such assignment and transfer is made prior to the Closing Date. Subject to the preceding sentence, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon the parties hereto, and each of their respective successors, heirs and assigns.

    11.7.        Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State Israel without giving effect to any choice of law or conflict of law provision or rule that would cause application of the laws of any jurisdiction other than the State of Israel. The parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement shall be commenced and prosecuted in its entirety exclusively in the competent courts located in Tel-Aviv, Israel, each party hereby submitting to the exclusive jurisdiction thereof.

    11.8.        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    11.9.        Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered mail, return receipt requested, or by facsimile, with confirmation as provided above addressed as follows:

If to Purchaser:	Partner Communications Co. Ltd.
8 Amal St., Afeq Industrial Park
Rosh Ha'ayin
Attention: Legal Counsel
Facsimile: 03 - 9122028

With copies to:	Gross, Kleinhendler, Hodak,
Halevy, Greenberg & Co.
One Azrieli Center, Tel Aviv
Attention: Ofer Hanoh, Adv.
Facsimile: 03-6074422
Email: ofer@gkh-law.com

If to the Company:	Med-1 I.C.1 (1999) Ltd.
6, HaNechoshet St., Tel-Aviv
Facsimile: 03-7666011
Attention: Chief Executive Officer

With copies to:	Melcer & Co., Law Offices
2, Kaplan St., Tel-Aviv
Facsimile: 03-6951104
Attention: Rona Orlicki, Adv.
Email: rona@melceradv.co.il

and

Sharon Raviv, Law Offices
31, HaLechi St., Suite 402, Bnei
Brak I.Z.
Attention: Sharon Raviv, Adv.
Facsimile: 03-6164499
Email: Sharon@ravivlaw.com

        or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of facsimile transmission, upon confirmed receipt, and (c) in the case of registered mailing, on the fifth working day following the date on which the piece of mail containing such communication was posted.

    11.10.        Representation by Counsel. Each party hereto acknowledges that it has been advised by legal and any other counsel retained by such party in its sole discretion. Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

     11.11.        Construction. The parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     11.12.        Waivers. No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision of this Agreement. No failure by any party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by the other party. To be effective any waiver must be in writing and signed by the waiving party.

     11.13.        Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts when taken together will constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

[Signature Page to an Asset Purchase Agreement dated January 22, 2006]

        NOW THEREFORE, the parties hereto have executed, or caused this Asset Purchase Agreement to be executed by their duly authorized representatives, as of the date first written above.

PARTNER COMMUNICATIONS COMPANY LTD. /s/ Dan Eldar, /s/ Alan Gelman ——————————————— By: Dan Eldar, Alan Gelman ——————————————— Title: VP, CFO ———————————————

MED 1 IC-1 (1999) LTD. /s/ Ilan Faldon, /s/ Ofer Weiss ——————————————— By: Ilan Faldon, Ofer Weiss ——————————————— Title: Authorized Signatory, Director ———————————————

EXHIBIT A-1

ADJUSTMENT ESCROW AGREEMENT

        This Adjustment Escrow Agreement (“Adjustment Escrow Agreement”) dated as of _______, 2006, is entered into by and among MED-1 I.C.1 (1999) Ltd. (the “Company”), and Partner Communications Company Ltd. (the “Purchaser”) (the “Parties” and each a “Party”) and Gross, Kleinhendler, Hodak, Halevy, Greenberg, Trustees Ltd (“Escrow Agent”).

        WHEREAS, the Parties entered into an Asset Purchase Agreement dated January ______, 2006 (the “Asset Purchase Agreement”) whereby the Purchaser has agreed to purchase certain rights and other assets of the Company and to assume some of the Company’s Liabilities;

        [*];

        [*];

        WHEREAS, Section 3.3 of the Asset Purchase Agreement further provides that in the event that the Parties disagree as to the amounts of the Withheld Amounts or the Deducted Amounts, as defined in the Asset Purchase Agreement, then the amounts of the Withheld Amounts or Deducted Amounts that are in dispute (“Disputed Withheld Amounts” or “Disputed Deducted Amounts”, respectively and collectively, “Disputed Adjustments”), shall be deposited with the Escrow Agent until such dispute is resolved; and

        WHEREAS, it is a condition to the closing of the transactions contemplated in the Asset Purchase Agreement that the Company, the Purchaser, and the Escrow Agent shall have entered into this Adjustment Escrow Agreement.

        NOW THEREFORE, the Parties and the Escrow Agent hereby agree as follows:

1.     Appointment of Escrow Agent. Upon the terms of this Adjustment Escrow Agreement, the Parties hereby appoint Escrow Agent to serve as escrow agent hereunder and Escrow Agent hereby accepts such appointment.

2.     Escrow Agent Obligations. The Escrow Agent shall hold, invest and release the Withheld Amounts and the Disputed Adjustments solely in accordance with the terms, conditions and provisions of this Adjustment Escrow Agreement.

3.     Treatment of Withheld Amounts and Disputed Amounts.

A.     Withheld Amounts:

    (a)        Acceptance of Withheld Amounts. The Escrow Agent hereby acknowledges the receipt from the Purchaser of the Withheld Amounts in the amount of US $_______.

* The symbol [*] denotes places where portions of this document have been omitted and filed separately with the Commission. Confidential Treatment is being requested with respect to the omitted portions.

    (b)        Release of Withheld Amounts.

(i) [*].

(ii) [*].

(iii) [*].

     (iv)        (1)        The Escrow Agent shall, prior to the release of any Withheld Amounts pursuant to this Section 3-A (b), provide the parties a written certificate containing a calculation of any amount the Escrow Agent proposes to so release (the “Escrow Agent Statement”). Unless the Escrow Agent receives, within seven (7) days of the date of delivery of the Escrow Agent Statement (the “Objection Period”), a written statement by any of the Parties objecting to the calculations set out in the Escrow Agent Statement and containing an explanation of such objection (an “Objection Statement”), the Escrow Agent shall release the amounts stated in the Escrow Agent Statement to the intended recipient thereof, in accordance with such statement, promptly after the lapse of the Objection Period.

     (2)        In the event that, within the Objection Period the Escrow Agent shall have received any Objection Statement, then, promptly after the lapse of the Objection Period the Escrow Agent shall release any Withheld Amount(s) which are not the subject matter of any Objection Statement(s), to the intended recipient(s) thereof pursuant to the Escrow Agent Statement. Any remaining Withheld Amounts shall be retained by the Escrow Agent and shall be treated, for all intents and purposes, as Disputed Adjustments in accordance with Section 3-B below. The Parties hereby agree that the provisions of Section 3.3.3(f) of the Asset Purchase Agreement shall apply to such Disputed Adjustments, if any, mutatis mutandis.

B.     Disputed Adjustments

    (a)        Acceptance of Disputed Adjustments. The Escrow Agent hereby acknowledges the receipt from the Purchaser of the Disputed Adjustments in the amount of US $_______.

    (b)       Release of Disputed Adjustments

     (i)        The Escrow Agent shall hold the Disputed Adjustments under this Escrow Adjustment Agreement until (a) the Escrow Agent receives a letter of instructions, signed by the Parties, irrevocably instructing the Escrow Agent to release the Disputed Adjustments (“Release Instructions”) or (b) the Escrow Agent receives a letter from any of the Parties attaching an Audited Adjustment Statement deemed to be executed by the Independent Auditor and setting forth the Independent Auditor’s determination of the Final Withheld Amount and/or Final Deducted Amount, if any.

(ii) Unless stated otherwise in any Release Instructions, upon receiving an Audited Adjustment Statement pursuant to subsection (b)(i) above, the Escrow Agent shall, as the case may be:

     1)        retain any Disputed Withheld Amounts determined in the Audited Adjustment Statement as constituting part of the Final Withheld Amounts; all such retained amounts shall be considered additional Withheld Amounts, and shall be held and released by the Escrow Agent in accordance with Section 3-A of this Adjustment Escrow Agreement; and

* The symbol [*] denotes places where portions of this document have been omitted and filed separately with the Commission. Confidential Treatment is being requested with respect to the omitted portions.

2) promptly release to the Company all other Disputed Withheld Amounts, if any;

and:

     3)        release to Purchaser any Disputed Deducted Amounts determined in the Audited Adjustment Statement as constituting part of the Final Deducted Amounts; and release all other Disputed Deducted Amounts, if any, to the Company.

C.     Release of Interest and other Proceeds

        Notwithstanding any provision of this Agreement to the contrary, any release of Escrow Amounts (as defined below), by the Escrow Agent, under this Adjustment Escrow Agreement, shall include the release of any interest or other investment proceeds accruing on such Escrow Amounts, after deduction of any fees and commissions payable to the Depositing Bank (as defined below) in respect of the maintenance and investment of the Escrow Amounts pursuant to the provisions of this Adjustment Escrow Agreement.

4.     Investment of Proceeds

        The Escrow Agent shall deposit the Withheld Amounts and Disputed Adjustments (collectively, “Escrow Amounts”), if any, in an appropriate, segregated escrow account at Bank Hapoalim BM or in any other bank to be approved by the Parties (the “Depositing Bank”), shall notify the Parties of the details of the said account. All such deposited Escrow Amounts shall be invested in NIS based, short term interest bearing deposits, at the sole discretion of the Escrow Agent.

5.     Escrow Fees.

        The Escrow Agent shall be entitled to receive reasonable compensation for its services hereunder pursuant to the schedule of fees attached hereto as Schedule 1 and made a part hereof and, in addition thereto, shall be reimbursed for all out of pocket expenses, including reasonable attorneys’ fees, actually and reasonably incurred by it in connection with the performance of its duties and obligations under this Adjustment Escrow Agreement. All such fees and expenses shall be paid equally by the Parties.

        The Escrow Agent does not have any interest in the Escrow Amounts, but is acting hereunder as escrow agent only for the benefit of the Parties. Therefore, the Escrow Agent shall not have any right to appropriate, seize, confiscate and/or apply the Escrow Amounts to satisfy payment of any or all obligations due hereunder to the Escrow Agent.

6.     Miscellaneous

     6.1        With respect to the rights of the Purchaser and the Company, any inconsistency between the terms hereof and the terms of the Asset Purchase Agreement shall be interpreted in favor of the Asset Purchase Agreement. In addition, nothing is this Adjustment Escrow Agreement or any action preformed in accordance with therewith shall limit or prejudice the rights or remedies of the Parties under the Assets Purchase Agreement and under applicable law.

     6.2        The Escrow Agent shall undertake to fulfill its duties under this Adjustment Escrow Agreement in good faith and with reasonable care. The Escrow Agent shall not be liable for any damage or loss incurred by the Parties as a result of any action or omission on its part in connection with this Adjustment Escrow Agreement, on condition that the Escrow Agent acted within the scope of this Adjustment Escrow Agreement and provided that it acted in a reasonable manner and in good faith.

     6.3        The Parties release the Escrow Agent from any obligation or duty as custodian for hire pursuant to the Custodians Law (“Hok Hashomrim”) with respect to the Escrow Amount.

    6.4.        The Parties shall immediately indemnify the Escrow Agent upon its request, against any loss, damage or expense of any kind (including reasonable and documented lawyer’s fees and other expert’s fees) that it shall incur as a result of or in connection with the performance of its duties pursuant to the terms and provisions of this Adjustment Escrow Agreement or the performance of a its duties required by law, unless such loss, damage or expense results from the Escrow Agent’s gross negligence, bad faith or willful misconduct or from a breach of this agreement. The Parties shall indemnify the Escrow Agent for any payment its shall have to make as a result of a court sentence or a compromise that the Parties have agreed to, filed in connection with (directly or indirectly) this Adjustment Escrow Agreement, unless the lawsuit was filed as a result of the Escrow Agent’s gross negligence, bad faith or willful misconduct or from its action resulting from a breach of this agreement. The Escrow Agent shall notify the Parties promptly upon the receipt of notice or threat of such lawsuit.

    6.5.        The Escrow Agent shall be entitled to consider as true and correct any document it receives from the Parties, including but not limited to – Instruction Letters, Audited Adjustment Statements, requests, agreements or confirmations, that appear to be signed by the appropriate entity and/or person and that the Escrow Agent believes in good faith to be true.

     6.6        Capitalized terms appearing herein which are not otherwise defined shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

PARTNER COMMUNICATIONS COMPANY LTD.

By:

MED-1 IC-1 (1999) LTD.

By: ___________________________

The undersigned agrees to serve as Escrow Agent in accordance with the terms of this Adjustment Escrow Agreement.

Gross, Kleinhendler, Hodak, Halevy, Greenberg, Trustees Ltd

By: ________________________

Schedule 1

[to be completed by the Parties and the Escrow Agent prior to the Closing]

ANNEX 2

ESCROW AGENT’S FEES

[to be completed by the Parties and the Escrow Agent prior to the Closing]

EXHIBIT A-2

INDEMNITY ESCROW AGREEMENT

        This Indemnity Escrow Agreement (“Indemnity Escrow Agreement”) dated as of ________, 2006, is entered into by and among MED-1 I.C.1 (1999) Ltd. (the “Company”), and Partner Communications Company Ltd. (the “Purchaser”) (the “Parties” and each a “Party”) and Gross, Kleinhendler, Hodak, Halevy, Greenberg, Trustees Ltd (“Escrow Agent”).

        WHEREAS, the Parties entered into an Asset Purchase Agreement dated January ___, 2006 (the “Asset Purchase Agreement”) whereby the Purchaser has agreed to purchase certain rights and other assets of the Company and to assume some of the Company’s Liabilities;

        WHEREAS, in connection with the Asset Purchase Agreement, the parties have further entered into the Real Estate Transfer Agreement;

        WHEREAS, pursuant to Section 9.2 of the Asset Purchase Agreement, the Company has undertaken to indemnify the Purchaser for losses arising out of certain events;

        WHEREAS, pursuant to Section 4.2.2 of the Asset Purchase Agreement, the Company has deposited with the Escrow Agent an autonomous bank guarantee issued by [enter name of issuing bank], in favor of the Escrow Agent, in the amount of US$ 2,000,000, valid until the lapse of eighteen (18) months from the date hereof(1) and exercisable in whole or in parts, a copy of which is attached hereto as Annex 1 (the “Indemnity Bank Guarantee”), to secure the Company’s indemnification obligations under Section 9.2 of the Asset Purchase Agreement and to further secure payment by the Company of its obligation to pay (i) ongoing municipal taxes (e.g., “arnona”) pursuant to Section 8.1.1 of the Real Property Transfer Agreement, (ii) Amelioration Charges (“heitel hashbacha”) pursuant to Section 9.1 of the Real Property Transfer Agreement, and (iii) Sales Tax (“mas mechira”) and Betterment Tax (“mas shevach”) pursuant to Section 8.1.2 of the Real Property Transfer Agreement (such taxes, together, the “Real Estate Taxes”); and

        WHEREAS, it is a condition to the closing of the transactions contemplated in the Asset Purchase Agreement that the Company, the Purchaser, and the Escrow Agent shall have entered into this Indemnity Escrow Agreement.

        NOW THEREFORE, the Parties and the Escrow Agent hereby agree as follows:

1.     Appointment of Escrow Agent. Upon the terms of this Indemnity Escrow Agreement, the Parties hereby appoint Escrow Agent to serve as escrow agent hereunder and Escrow Agent hereby accepts such appointment.

(1) i.e., from the Closing Date.

2.     Escrow Agent Obligations. The Escrow Agent shall hold, invest and release the Indemnity Bank Guaranty and any proceeds which may result from the exercise thereof (collectively, the “Escrow Amounts”) solely in accordance with this Indemnity Escrow Agreement.

3.     Exercise of Indemnity Bank Guaranty and Release of Proceeds of the Indemnity Bank Guaranty.

A.     Exercise of Claim Amount

     3.1        In the event that the Escrow Agent receives a notice from the Purchaser stating that the Purchaser is entitled to receive all or part of the Escrow Amount under Section 9.2 of the Asset Purchase Agreement, specifying a specific sum (the “Claim Amount”) and containing a calculation of the Claim Amount and relevant supporting documentation pertaining to the Claim Amount (together, the “Notice of Claim”), then the Escrow Agent shall promptly notify the Company of the receipt of the Notice of Claim and request a response from the Company within thirty (30) days (the “Escrow Agent’s Notice”).

     3.2        If the Company either (a) does not respond to the Escrow Agent’s Notice within thirty (30) days from the date of receipt of Escrow Agent’s Notice (the “Response Period”), or (b) does not notify the Escrow Agent, within the Response Period, that it objects to the payment of the Escrow Amount as set forth in the Notice of Claim, then the Escrow Agent shall promptly exercise the Indemnity Bank Guaranty in the amount of the Claim Amount and shall release the Claim Amount to the Purchaser.

     3.3        If the Company notifies the Escrow Agent, within the Response Period, that it does not consent to the payment of all or part of the Claim Amount (such amount being a “Disputed Claim”), then the Escrow Agent shall promptly exercise the Indemnity Bank Guarantee in respect of any undisputed portion of the Claim Amount, release such undisputed portion to Purchaser, and continue to hold the Indemnity Bank Guarantee in escrow pursuant to the provisions hereof.

     3.4        The Parties hereby agree that the Purchaser’s receipt of the Claim Amount (or any undisputed portion thereof) shall exhaust all of Purchaser’s rights of claim and causes of action with respect to the matters set forth in the Notice of Claim, up to the Claim Amount or any undisputed portion thereof received by the Purchaser. For the sake of clarity, if the Purchaser’s Claims set forth in the Notice of Claim exceed the Claim Amount (or any undisputed portion thereof) received by the Purchaser under Sections 3.2 and/or 3.3 above, then the Purchaser’s receipt of the Claim Amount (or any such portion thereof) shall not exhaust the Purchaser’s rights of claim and causes of action with respect to the matters set forth in the Notice of Claim that relate to the amounts exceeding the Claim Amount (or any such portion thereof) received by the Purchaser.

     3.5        In the event that on the Exercise Date, as defined below, there shall be outstanding any Filed Dispute Proceedings, as defined below, then the Escrow Agent shall exercise the Indemnity Bank Guarantee in the amount of the Disputed Claim(s) directly and specifically underlying the said Filed Dispute Proceedings (the “Exercised Amount”) and, subject to Section 3.6 below, shall thereafter return the Indemnity Bank Guarantee, in respect of any remaining Escrow Amounts, to the Company, provided, however, that the Escrow Agent provides the Parties with at least seven (7) days prior written notice of its intention to so exercise the Indemnity Bank Guarantee, and providedfurther that the Escrow Agent shall not have received, by the Exercise Date, either: (a) an extension of the Indemnity Bank Guarantee, or (b) an alternative autonomous bank guarantee issued by the same bank, in the amount of the Exercised Amount (each, an “Alternative Guarantee”). The Escrow Agent shall hold the proceeds resulting from the exercise of the Indemnity Bank Guarantee or the Alternative Guarantee held pursuant to this subsection above, in accordance with the terms hereof, until the Escrow Agent receives (i) a verified copy of a judgment or other decision issued by a competent Israeli court of law, resolving the Filed Dispute Proceedings and specifying the amount, if any, to be paid to the Purchaser under Section 9.2 of the Asset Purchase Agreement, or (ii) a verified copy of a decree or other court order, issued by a competent Israeli court of law, ordering the release or extension of the Indemnity Bank Guarantee ((i) and (ii), each a “Court Decree”), or (iii) other joint written instructions of the Parties as to release thereof.

As used in this Indemnity Escrow Agreement:

     (i)        the term “Filed Dispute Proceedings” shall mean a statement of claim submitted in a competent court of law, based on substantially the same claims as set forth in any outstanding Disputed Claim(s), as evidenced by a stamped copy of such statement of claim, indicating the same to have been duly filed and opened;

     (ii)        the term “Guarantee Expiration Date” shall mean the date of expiration of the Indemnity Bank Guarantee or of any Alternative Guarantee held by the Escrow Agent pursuant to this Section 3.5 above; and

(iii) the term “Exercise Date” shall mean fourteen (14) days prior to the Guarantee Expiration Date.

     3.6        Notwithstanding Section 3.5 above, if a Notice of Claim is delivered to the Escrow Agent less than sixty (60) days prior to the expiration of the eighteen (18) month period following the date hereof (a “Last Minute Claim”), then, upon the Exercise Date, the Escrow Agent shall, in addition to any exercise permitted pursuant to Section 3.5 above, also exercise the Indemnity Bank Guarantee in respect of the amount of the Last Minute Claim, provided, however, that the Escrow Agent provides the Parties with at least seven (7) days prior written notice of its intention to so exercise the Indemnity Bank Guarantee. Subject to Sections 3.2 and 3.3, which shall apply to the Last Minute Claim, mutatis mutandis, the Escrow Agent shall continue to hold the proceeds resulting from such exercise until the lapse of sixty (60) days from the date of the Last Minute Claim (the “Deferred Filing Period”).

Upon the lapse of the Deferred Filing Period, the Escrow Agent shall return to the Company any Escrow Amounts held pursuant to this Section 3.6, if there shall not have been delivered to the Escrow Agent, prior to the end of the Deferred Filing Period, a copy of any Filed Dispute Proceedings based on substantially the same claims as set forth in the Last Minute Claim. In the event that, at the end of the Deferred Filing Period there shall be outstanding any Filed Dispute Proceedings based on substantially the same claims as set forth in the Last Minute Claim, then the Escrow Agent shall: (a) continue to hold, out of the proceeds resulting from the exercise of the Indemnity Bank Guarantee pursuant to this subsection above, the amount of the Last Minute Claim directly and specifically underlying the said Filed Dispute Proceedings, until the Escrow Agent receives a Court Decree or other joint written instructions of the Parties as to release thereof, and (b) return to the Company all other Escrow Amounts held pursuant to this Section 3.6.

B.     Exercise of Tax Amount

     3.7        In the event that the Escrow Agent receives a notice from the Purchaser stating that the Company has not paid any or all of the Real Estate Taxes pursuant to the Real Property Transfer Agreement, specifying the unpaid Real Estate Taxes and the amount thereof (the “Real Estate Tax Amount”), and containing a valid payment demand issued on the same amount by the Real Property Betterment Tax Division (“agaf mas shevach mekarke’in”) of the Israel Tax Authority and/or by the applicable municipal authority or zoning commission having jurisdiction over the Transferred Real Property, as the case may be (each such notice and payment demand, a “Tax Payment Demand” and together, the “Tax Payment Demands”), then, the Escrow Agent shall promptly notify the Company of the receipt of the Tax Payment Demand(s) (the “Escrow Agent’s Tax Payment Notice”); provided, however, that:

     (a)        together with the Tax Payment Demand(s), Purchaser has delivered to the Escrow Agent a written statement duly executed by an officer thereof, stating that Purchaser has entered into a binding agreement for an arm’s length sale of the Transferred Real Property to a third party, and has attached to its said statement a copy of such agreement; or otherwise:

(b) the Tax Payment Demand(s) were delivered to the Escrow Agent not less than seventeen (17) months after the Closing Date.

     3.8        Unless the Company delivers to the Escrow Agent, within fourteen (14) days of the date of receipt of the Escrow Agent’s Tax Payment Notice, a written statement duly executed by an officer thereof, stating that it has paid up or is exempted from paying the Tax Payment Demand(s) underlying the Escrow Agent’s Tax Payment Notice, and delivers the Escrow Agent, together with such notice, the original copy of confirmation of payment of such Tax Payment Demand(s) or an exemption therefrom (which confirmation, in the case of the Sales Tax (“mas mechira”) and Betterment Tax (“mas shevach”) payable pursuant to Section 8.1.2 of the Real Property Transfer Agreement, shall be in a form as required to enable the transfer of the Transferred Real Property by the Company to Purchaser to be recorded with the Office of the Land Registrar in the State of Israel), then the Escrow Agent shall promptly exercise the Indemnity Bank Guarantee in respect of any unpaid Tax Payment Demand(s) and pay any such unpaid Real Estate Taxes for and on behalf of the Company.

C.     Release of Interest and Other Proceeds; Irrevocable Instructions

     3.9        Notwithstanding any provision of this Agreement to the contrary, except for any release of Escrow Amounts pursuant to Section 3.8 above, the release of any Escrow Amounts, by the Escrow Agent, under this Indemnity Escrow Agreement, shall include the release of any interest or other investment proceeds accruing on such Escrow Amounts, after deduction of any fees and commissions payable to the Depositing Bank (as defined below) in respect of the maintenance and investment of the Escrow Amounts pursuant to the provisions of this Indemnity Escrow Agreement.

    3.10        The provisions of this Section 3 above constitute the Parties’ irrevocable instructions to the Escrow Agent in respect of the release of the Escrow Amounts.

4.     Investment of Proceeds

        In the event that the Escrow Agent exercises any portion of the Indemnity Bank Guarantee in accordance with this Indemnity Escrow Agreement, the Escrow Agent shall deposit all such proceeds in an appropriate, segregated escrow account at Bank Hapoalim BM or in any other bank to be approved by the Parties (the “Depositing Bank”), shall notify the Parties of the details of the said account, All such deposited Escrow Amounts shall be invest in NIS based, short term interest bearing deposits at the sole discretion of the Escrow Agent.

5.     Escrow Fees.

        The Escrow Agent shall be entitled to receive reasonable compensation for its services hereunder pursuant to the schedule of fees attached hereto as Annex 2 and made a part hereof and, in addition thereto, shall be reimbursed for all out of pocket expenses, including reasonable attorneys’ fees, actually and reasonably incurred by it in connection with the performance of its duties and obligations under this Indemnity Escrow Agreement. All such fees and expenses shall be paid equally by the Parties.

        The Escrow Agent does not have any interest in the Escrow Amounts, but is acting hereunder as escrow agent only for the benefit of the Parties. Therefore, the Escrow Agent shall not have any right to appropriate, seize, confiscate and/or apply the Escrow Amounts to satisfy payment of any or all obligations due hereunder to the Escrow Agent.

6.     Miscellaneous

        6.1 With respect to the rights of the Purchaser and the Company, any inconsistency between the terms hereof and the terms of the Asset Purchase Agreement shall be interpreted in favor of the Asset Purchase Agreement. In addition, nothing is this Indemnity Escrow Agreement or any action preformed in accordance with therewith shall limit or prejudice the rights or remedies of the Parties under the Assets Purchase Agreement and under applicable law.

     6.2        The Escrow Agent shall undertake to fulfill its duties under this Indemnity Escrow Agreement in good faith and with reasonable care. The Escrow Agent shall not be liable for any damage or loss incurred by the Parties as a result of any action or omission on its part in connection with this Indemnity Escrow Agreement, on condition that the Escrow Agent acted within the scope of this Indemnity Escrow Agreement and provided that it acted in a reasonable manner and in good faith.

     6.3        The Parties release the Escrow Agent from any obligation or duty as custodian for hire pursuant to the Custodians Law (“Hok HaShomrim”) with respect to the Escrow Amount.

    6.4.        The Parties shall immediately indemnify the Escrow Agent upon its request, against any loss, damage or expense of any kind (including reasonable and documented lawyer’s fees and other expert’s fees) that it shall incur as a result of or in connection with the performance of its duties pursuant to the terms and provisions of this Indemnity Escrow Agreement or the performance of a its duties required by law, unless such loss, damage or expense results from the Escrow Agent’s gross negligence, bad faith or willful misconduct or from a breach of this Indemnity Escrow Agreement. The Parties shall indemnify the Escrow Agent for any payment its shall have to make as a result of any Court Decree or compromise that the Parties have agreed to, and which shall be filed in connection with (directly or indirectly) this Indemnity Escrow Agreement, unless the lawsuit was filed as a result of the Escrow Agent’s gross negligence, bad faith or willful misconduct or in connection with its breach of this Indemnity Escrow Agreement. The Escrow Agent shall notify the Parties promptly upon the receipt of notice or threat of such lawsuit.

    6.5.        The Escrow Agent shall be entitled to consider as true and correct any document it receives from the Parties, including but not limited to – letters of instructions, Notices of Claim, requests, agreements or confirmations, that appear to be signed by the appropriate entity and/or person and that the Escrow Agent believes in good faith to be true.

    6.6.        Capitalized terms appearing herein which are not otherwise defined shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

     6.7        This Indemnity Escrow Agreement constitutes the entire agreement between the Parties and the Escrow Agent with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. This Indemnity Escrow Agreement contains irrevocable instructions to the Escrow Agent and may not be modified, changed, supplemented or terminated, nor may any obligations be waived, except by written instrument signed by the Parties. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the Parties and, as the case may be, the Escrow Agent.

[this space left intentionally blank]

[Signature page to an Indemnity Escrow Agreement]

PARTNER COMMUNICATIONS COMPANY LTD.

By: ___________________________

MED-1 IC-1 (1999) LTD.

By: ___________________________

The undersigned agrees to serve as Escrow Agent in accordance with the terms of this Indemnity Escrow Agreement.

Gross, Kleinhendler, Hodak, Halevy, Greenberg, Trustees Ltd.

By: __________________________________________________

ANNEX 1

INDEMNITY BANK GUARANTEE

(see Exhibit B attached hereto)

ANNEX 2

ESCROW AGENT’S FEES

(to be completed)

EXHIBIT B

[LETTERHEAD OF GUARANTEEING BANK]

Date: ____________, 2006

To:
Gross, Kleinhendler, Hodak, Halevy, Greenberg, Trustees Ltd.
One Azrieli Center (Round Building)
Tel Aviv

Dear Sirs,

Re:	Guarantee No. _____________ on the amount of US$2,000,000 In force until [enter expiration date].

At the request of Med-1 IC-1 (1999) Ltd. (hereinafter: the “Applicant”) we hereby guarantee to you to pay any amount payable or which will become payable to you up to an aggregate amount of US$2,000,000 (two million US dollars) (hereinafter, the “Guarantee Amount”) in connection with an Asset Purchase Agreement dated January __, 2006.

We shall pay any amount out of the Guarantee Amount together with linkage differences as set out above within 7 days from the date of receipt of your first demand in writing, without imposing on you any duty to base or detail your demand.

Any demand made pursuant to this Guarantee should be delivered to our branch in [state address of issuing bank branch] not later than [state the date occurring at the end of 18 months after the Closing Date].

This guarantee shall remain in force until and including [state the date occurring at the end of 18 months after the Closing Date]. After this date this Guarantee shall become null and void.

This Guarantee is not assignable or transferable in any manner.

Please return this Guarantee to us upon its expiration or after its payment in full, according to the earlier thereof.

Any demand received by our branch by facsimile shall not be deemed a demand in accordance with the terms of this Guarantee, and shall not be complied with.

Respectfully yours, [enter name of guaranteeing bank and branch]

Exhibit C

Employee Waiver

TO: Partner Communications Company Ltd. (“Partner” or “the New Employer”)
8 Ha’amal St., Afek Industrial Park,
Rosh Ha’ayin 48103

Dear Sir/Madam,

RE:	Undertaking and declaration regarding the absence of claims against New Employer

I, the undersigned, I.D. no. _________________, hereby declare and acknowledge as follows:

1.	On _________________ 2006 the working relationship between me and Med-1 I.C. 1(1999) Ltd., (hereinafter: “Med-1” and/or “the Former Employer”) will cease, following the sale of the transmission business activity, including the assets of the Company relevant for such activity, by Med-1.

2.	Subject to the drawing up of a full and final account in respect of the term of my employment with Med-1, and receiving all my rights and all the monies due to me by law and/or agreement, including, without derogating from the generality of the foregoing, severance pay, compensation for overtime, compensation for work during weekly rest time, annual vacation monies, vacation encashment, vacation allowance, sick leave, traveling costs, compensation for delayed salary if due to me, and compensation for delayed payment of severance pay if due to me, in respect of the entire term of my employment, I undertake to sign notice of discharge in favor of the Former Employer in the form attached as an annexure hereto (hereinafter: “Notice of discharge in favor of the Former Employer”).

3.	I hereby further undertake and declare that:

(1)	I neither have nor will have, nor will any person on my behalf have any claims, demands or actions against Partner on any matter pertaining to the term of my employment with the Former Employer, including, without derogating from the generality of the foregoing, in respect of: severance pay, compensation for overtime, compensation for work during weekly rest time, annual vacation monies, vacation encashment, vacation allowance, sick leave, traveling costs, compensation for delayed salary (if due to me), and compensation for delayed payment of severance pay, if due to me, in respect of the entire period of my employment.

(2)	In addition I am aware and agree that no period of employment prior to the date of my employment by Partner will be brought into account for the period of my employment with Partner, and will not be deemed as work seniority for purposes of calculating severance pay or for any other purpose.

4.	It has been explained to me and I understand and acknowledge that I have been hired for work at Partner as a new employee in all respects, and that my being hired by Partner has been done in reliance on and is predicated on everything stated by me in this letter above.

In witness whereof I have set my hand:

Date: _________________	Signature: _________________ Witness to signature: ____________

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TO: Med-1 I.C. 1(1999) Ltd., (“the Company”)

Dear Sir/Madam,

RE: Finalization of Account and Notice of Discharge

1.	I, the undersigned, _________________ I.D. no. _________________, hereby acknowledge and declare that I received from you on _________________ the sum of NIS ______ by bank transfer / check no. _________________ and a copy of your letter to the _________________ continuing education fund and the insurance company / pension fund by letters of release to regulate my rights therein, as more particularly set out in the finalization account documents attached hereto.

2.	By signing this document I acknowledge that the amount paid to me as stated above constitutes full, final and absolute consideration for everything due to me from the Company in respect of any cause whatsoever, whether in respect of my employment at the Company or in respect of the termination of my employment at the Company and in respect of any other cause, and without derogating from the generality of that stated, salary, severance pay, compensation for overtime, compensation for work during weekly rest time, annual vacation monies, vacation encashment, compensation for delayed salary (if due to me), compensation for delayed payment of severance pay , if due to me, sick leave, pension and/or insurance policy and/or monies that have accumulated in a pension fund for my benefit in respect of the period of my employment.

3.	I also acknowledge by signing this document that except for what has been paid to me as stated above, I do not have nor will I have against the Company and/or its employees and/or its authorized persons and/or those acting on its behalf or by virtue thereof, all of them jointly and/or each of them severally, directly or indirectly, any claims and/or demands and/or actions of any kind whatsoever or in relation to or resulting from my employment at the Company or from the termination of my employment with the Company and that I waive and give instructions of discharge also with respect to any sum that is due to me, if at all, as severance pay in accordance with Section 29 of the Severance Pay Law.

4.	I hereby undertake that if I breach any of my undertakings under this document and raise at any time in the future, without limitation in time, any action, claim or demand of any kind whatsoever on any matter relating to or resulting from my employment with the Company or from the termination of my employment with the Company, against the Company and/or against any one of the parties enumerated in paragraph 3 above and/or against Partner Communications Ltd., jointly and/or severally – I will repay to the Company immediately, all the sums that have been paid to me within the scope of the finalization of the account attached hereto (except for sums due to me by law), – with the addition of interest and linkage differentials as required by law from the date of payment – until the date of the repayment.

5.	I acknowledge having read this document carefully, and have received all the clarifications and explanations that I requested and I have taken advice in connection with the document, well understood the content and significance of my undertakings under the document and assume without reservation all my undertakings set out above.

In witness whereof I have set my hand:

Date: _________________	Signature: _________________ Witness to signature: ____________

Encl: Form 161
Final Account Document
Copy of letter to the relevant funds

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EXHIBIT D-1

NOTICE OF ASSUMPTION – ASSIGNED CONTRACTS

[to be completed prior to the Closing]

EXHIBIT D-2

NOTICE OF ASSUMPTION – DUAL CONTRACTS

[to be completed prior to the Closing]

Exhibit E
[unofficial translation from Hebrew original]
Hosting Agreement

Made and executed in Tel Aviv this ____ day of _____________, 2006

BETWEEN:	Med-1 I.C. 1(1999) Ltd.
private company no. 512776394 of 6 Hanechoshet St., Tel Aviv (hereinafter: "the Host")

of the one part

AND:	Partner Communications Company Ltd.
public corporation no. 520044314 of 8 Amal St., Afek Industrial Park, Rosh Ha'ayin (hereinafter: “the Customer”)

of the other part

WHEREAS	Pursuant to an agreement dated January 22, 2006, the Customer acquired from the Host, inter alia, a fiber-optic based cable transmission network deployed throughout the country (hereinafter: "the Cable Transmission Network"); and

WHEREAS	The Host leases a basement floor (minus 3) in a building known as the Merkavim Building in the Kiriat Arieh Industrial Zone in Petach Tikva (hereinafter: “the PT Site”); and holds a long-term lease in a 3-storey building, with a basement and ground floor on 1 Hacarmelim Street in Tirat HaCarmel (hereinafter: “the Haifa Site”); and is the owner of a 2-storey building, basement at 116 Hayarkon Street, Tel Aviv (hereinafter: “the TA Site”) (the PT Site, the Haifa Site and the TA Site being hereinafter collectively called – “the Sites ”; each of the Sites being referred to on occasions, separately as – a “Site”); and

WHEREAS	The Cable Transmission Network reaches each of the Sites, at each Site – up to the end-point of the Network situated in the Communications Cabinet (as hereinafter defined) at such Site; and

WHEREAS	The Host has offered to maintain for the Customer at the Sites the Communications Facilities (as hereinafter defined) and received from the Host a right of use and access in relation thereto and to the Manholer (as hereinafter defined) and also various services related to all of the foregoing, on the conditions, for the period and against the consideration hereinafter set forth, and the Customer – after having examined the Sites and the vicinity, installations and systems thereof (including the air conditioning systems, the electrical systems and electrical back up systems, security systems, fire fighting systems and drainage systems) from the physical, planning, technical, legal standpoints and from every other relevant standpoint, and after having been afforded an opportunity to raise questions in relation thereto, and having examined the Host’s offer, and found all of the foregoing to be suitable for its needs and requirements, and after having been informed and is aware that the Host is entitled to provide the Site Services, Additional Services – if provided – or part of such services by means of sub-suppliers and/or sub-contractors – requests to maintain at the Sites the Communications Facilities and receive a right of use and access in relation thereto and to the Manholes, all on the conditions, for the term and against the consideration hereinafter set forth, and received from the Host the Site Services (as hereinafter defined).

It is therefore stipulated, agreed and declared between the parties to this Agreement as follows:

1.	Preamble, Schedules and Headings

1.1	The preamble to this Agreement and the declarations of the parties therein, constitute an integral part hereof.

1.2	This Agreement and the Schedules thereto constitute jointly the complete contract. In the event of any divergence or inconsistency between that stated in this Agreement and the contents of the Schedules or any of them, the contents of this Agreement will control.

1.3	The headings to the clauses or sections in this Agreement are set out for ease of reference only and are not to be applied in interpreting the Agreement.

2.	Interpretation and Definitions

2.1	Unless the context otherwise directs, the terms as set out below will have in this Agreement the meanings set out opposite them:

“The Host” – Med-1 I.C. 1(1999) Ltd.

“The Customer” - Partner Communications Company Ltd.

“Site”/ “the Sites” as defined in the preamble hereto.

“Communications Cabinet” – means the cabinet in which the switching boards (the ODF/DDF optic or digital) switching boards are installed, used in connecting the end-point of the Cable Transmission Network at the relevant Site and the internal communication network owned by the Host at such Site, including any future addition or extension of the cabinet and/or the switching systems so installed therein.

“Manhole” – means the manhole situated in the area of the Site and which enables direct access to the Cable Transmission Network.

“Customer Cage” – the floor area fenced off by a metal cage having a designated entrance, in which the various equipment required to operate the Cable Transmission network or other equipment, at the Customer’s discretion are or will be installed, including any extension or addition to such area or manhole.

“Communications Facilities” – the installations that will be made available for the Customer’s use under this Agreement, and which comprise:

(a)	At the PT Site – Customer Cage the features and location of which on the date of the execution of this Agreement are set out in Schedule 1 hereto;

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(b)	At the Haifa Site – Customer cage the features and location of which on the date of the execution of this Agreement are set out in Schedule 1 hereto, and a Communications Cabinet common to the Company and a third party, as described in clause 3.3.1 hereof, and

(c)	At the TA Site – columns designed for the installation of computer and of communications equipment and which are located in the area of the TA Site, as described and delineated in Schedule 1 hereto.

“Cable Transmission Network” – as defined in the preamble hereto.

“Site Services” – the services pertaining to the general physical and/or technical conditions existing in each of the Sites, i.e.: air conditioning, water, security, lighting, firefighting system, water pumping system, floating floor and building maintenance and cleaning.

“Additional Services” – additional services beyond the content of the Site Services, expected to be supplied by the Host to the Customer from time to time according to the Host’s custom and/or by separate agreement with the Customer, all against the additional consideration that will be fixed in accordance with its price list from time to time as determined or as determined by the parties by mutual agreement, and according to a written order from the Customer, including also the installation of jumpers and connections, the provision of interconnectability services in the area of the Site/s (cross-connect services), equipment ordering services, equipment installation, the Host’s representative accompanying the Customer during visits in the area of the Site/s and other services involved in connecting to the Host’s installation infrastructures.

“Customer’s Works and Installations” – services, works and installations within the Customer Cage that will be effected by the Customer, provided that these will not include services involved in connecting to the Host’s installation infrastructures (beyond the existing connection under this Agreement).

2.2	The Schedules hereto and set forth below, constitute an integral part of this Contract between the parties:

Schedule 1 -	Specification of the communications installations and the Pits and ancillary drawings.
Schedule 2 -	Consideration.
Schedule 3 -	Rules of conduct and security at the Site and undertaking to maintain confidentiality.
Schedules 4-1/2 -	Insurance Schedules.
Schedule 5 -	Service and maintenance level (SLA).

3.	Rights of Use and Access; Site Services

3.1	Pursuant to the terms of this Agreement, and subject to the conditions described in this Agreement and against the consideration specified in Schedule 2, the Host undertakes to supply to the Customer and the Customer hereby undertakes to acquire and take from the Host, during the term of this Agreement:

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3.1.1	A right to use the Communications Facilities and a non-exclusive right of access to the Communications Facilities and the Manhole/s all for the purposes of operating and/or repairing and/or maintaining and/or upgrading the Customer’s communication equipment installed therein and/or the Cable Transmission Network;

3.1.2	The Site Services.

3.2	The Host will allow the Customer to have free access at all times to the Communications Facilities and the Manhole/s Site/s at each and every Site, pursuant and subject to the terms of this Agreement and the Rules of safety as set out in Schedule 3.

3.3	Notwithstanding clause 3.2 above, the Customer hereby acknowledges that it is aware of and agrees that:

3.3.1	The Communications Cabinet installed at the Haifa Site is, in addition to being the end-point of the Cable Transmission Network, used also for the end-point of the international cable transmission network that is owned or operated by Mediterranean Nautilus Israel Ltd., (hereinafter respectively called – “Med Nautilus Network” and “Med – Nautilus) and is installed in the area leased to Med Nautilus. Accordingly, as long as the Communications Cabinet at the Haifa Site will be common to the Cable Transmission Network and the Med Nautilus Network mentioned, the Customer’s access to the Communications Cabinet is conditional on prior notice to the Host, in addition to that stated in Schedule 3.

3.3.2	Access to the Communications Facilities and/or the Manhole/s at any given site may be denied to the Customer at times of general emergency at such Site, by reason of which such free access will not be enabled or granted. In this clause, “general emergency” means: fire, flood, act of sabotage or terrorist act, the giving of instructions by the Defence Forces (police, army, firefighting or rescue agencies etc.) or taking control of the building by the Defence Forces or urgent action within the framework of the handling of any one of such events, and, following the occurrence of which or at the time of or following the occurrence thereof, no entry to the building will be permitted.

“The Customer” in this clause includes the Customer’s managers, employees, visitors, contractors representing it and any persons found on its behalf at the Site, provided that such parties have been approved by the Customer in advance for such purpose and/or have been approved pursuant to Schedule 3. The Host will not unreasonably refuse to authorise any such entity.

3.4	Subject to the physical possibility of expanding the areas of the Communications Facilities and/or of acquiring rights of use and access in relation to additional areas in the Sites or any of them (hereinafter – “Physical Possibility of Expansion”), the Host will enable the Customer to have the Physical Possibility of Expansion for purposes of operating and/or maintaining and/or repairing and/or updating the Cable Transmission Network and the Customer’s remaining communications equipment installed at the Site/s, on the conditions provided by this Agreement and in consideration of a price that will, at each and every Site, be computed according to the per – sq. meter price on the basis of which the consideration at such site is computed pursuant to Schedule 2. In the event of such Physical Possibility of Expansion, the right will be granted to the Customer to choose, at its sole discretion, the location of the additional areas at the Sites or in any of them, based on free space (for this purpose, “free space” excepts unoccupied areas in respect of which future rights (”an option”) have been granted) to third parties).

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3.5	It is expressly agreed that nothing contained above in this Agreement shall permit the Customer (as hereinbefore defined) to have the use of and/or entry to any other part of any of the Sites beyond the Communications Facilities and/or the Manhole/s in each and every Site, except for the access corridors from the entry point to the Site up to the Communications Facilities and the Manhole/s in such Site, as instructed by the Host from time to time, and subject to the provisions of Schedule 3 to this Agreement, and the Customer will not be entitled to enter upon, pass through or visit any of the parts of the Site mentioned, including, but without derogating from the generality of the foregoing, the control room of the Site, the central communications room at the Site (“Meet Me Room”) areas that are or will be leased to other customers of the Host, battery rooms, pumping rooms, generator rooms, transformer rooms and the like. This clause is fundamental to this Agreement.

3.6	It is expressly agreed that nothing contained in this Agreement shall confer upon the Customer any right in the land relating to the Sites or any part of them, including any right of lease and/or easements whatsoever, beyond the rights of use and access conferred expressly by this Agreement and for the duration of the term of this Agreement only, and that the grant of such rights and/or any other right according to this Agreement will not be construed as granting to or creating in favor of the Customer any right in the land or undertaking to grant any right whatsoever in the land. It is further expressly agreed that the Lending and Borrowing Law, 5731 – 1971 and/or any other enactment defining or creating a leasing relationship, including a protected tenancy, will not apply to the provisions of this Agreement and the Agreement will be construed as negating all the provisions of those enactments. Accordingly it is hereby agreed that no liability of an owner of land and/or of the occupier of land will apply to the Customer or to any person on its behalf towards the Host and/or towards any other party that is found at the Sites.

3.7	The Customer will be responsible for its representatives strictly complying with the instructions of the Host’s representative at each and every Site, including in all matters relating to the manner of conduct at the Site, the access roads at the Site and the safety rules at the Site.

3.8	The Host warrants that the level of maintenance and level of services that will be provided to the Customer will be appropriate and not be less than or deviate from the provisions contained in Schedule 5 to this Agreement.

3.9	Additional Services (if and to the extent they will be supplied to the Customer) will, unless otherwise expressly agreed in writing between the parties, be subject to the provisions of this Agreement.

3.10	The Customer’s Works and Installations (as hereinbefore defined) will be carried out at the sole discretion of the Customer, without any further consideration to the Host, but will, nonetheless be subject to prior arrangement with and under the supervision of, the Host, provided also that such supervision costs will be fully borne by the Host.

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4.	Term of the Agreement

This Agreement will enter into immediate effect upon the execution thereof by the parties and remain in force until May 31, 2015 (hereinafter: “the Agreement Term”).

5.	Consideration

5.1	The Customer will, in consideration of the right of access and the Services mentioned in clause 3 above, pay the Host the financial consideration mentioned in Schedule 2 hereto (hereinafter: “the Consideration”). The Consideration will be paid to the Host once every calendar quarter in advance in respect of that calendar quarter, not later than the fifth of such quarter. It is hereby clarified that the Customer will be bound to pay the Consideration in respect of the entire Agreement Term, whether or not it will have exercised its rights under this Agreement.

5.2	The Customer will, in addition to that stated in Clause 5.1 above, and together with the Consideration, pay the Host a further payment in respect of the Additional Services that have been ordered (if at all) by the Customer, in writing, during the period of the preceding calendar quarter, according to the prices to be agreed upon between the parties and against a detailed invoice to be submitted by the Host to the Customer and which will contain an itemisation of the Addition of Services that have been provided to the Customer and the dates on which those Services were provided during such calendar quarter.

5.3	Value Added Tax will be added to the Consideration and the payment for the Additional Services at the lawful rate applicable by law from time to time. The Host, will, in respect of the Consideration and any additional payment that will be so added thereto, provide the Customer, subject to the actual making of the payment, with a lawfully-drawn tax invoice.

5.4	It is agreed that the payments according to this clause include all taxes, levies and fees, including customs duties and import fees, if applicable, in respect of the management and operation of the Site, and the Customer will not be separately charged for these payments in addition to the Consideration. That stated does not apply to Value Added Tax that will be added to the payments mentioned in clause 5.3 above, or to taxes, levies, fees and/or other compulsory payments that apply to the Customer in connection with its operations or in relation to the Services that will be received by it under this Agreement or generally. Where the Host has been charged, borne or paid any payment which by this Agreement or law applies to the Customer, the Customer will reimburse the Host for such amount immediately upon the Host’s first demand.

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5.5	Annual default interest in respect of each day of delay in making payment up to 30 days of the delay in making any of the payments prescribed by this Agreement will be added to the amount in arrears at the rate of 1% above the prime interest rate customary in Bank Hapoalim BM (i.e. prime plus 1%). In respect of each day of delay in making any payment beyond such 30 day period, penal interest on the amount in arrears will be added and once every 30 days, the penal interest will be added to the amount in arrears so that penal interest will similarly be imposed thereon (compound interest). “Penal interest” in this Agreement means the annual interest charged for the time being by Bank Hapoalim BM on unlawful overdrawings from an approved credit facility in overdraft accounts.

5.6	All prices in this Agreement and/or in the Schedules are US Dollar denominated and, as stated above – are exclusive of VAT. Payment will be made in New Shekels pursuant to the representative rate of exchange of the US Dollar on the date of issue of the invoice.

5.7	The Customer will be entitled to offset the payments under this Agreement only against charges or liquidated sums that are, in its opinion, due to it from the Host.

5.8	The full and punctual payment according to this Agreement constitutes a fundamental condition hereof and the breach thereof will constitute a fundamental breach of this Agreement.

6.	Intellectual Property

6.1	It is hereby agreed and stated that nothing contained in this Agreement shall confer upon any of the parties the right to exploit or use, directly or indirectly, in any manner, the know-how of the other party, including in relation generally to the provision of hosting services.

6.2	Nothing contained in this Agreement constitutes any permit or consent to the use by any party of any brand name, trade mark or like property belonging to or held by or used by the other party, without the prior written and special consent of such party.

7.	Breach and Termination

7.1	Each party will be entitled to rescind this Agreement by thirty days’ prior notice, upon the occurrence of any of the following:

7.1.1	Any temporary or permanent receiver, special manager, liquidator, temporary or permanent, being appointed for the other party, or a winding up petition having been filed against it, provided that such appointment or petition will not have been vacated within forty five (45) days.

7.1.2	The other party has filed a petition for voluntary winding up, or a stay of proceedings and/or the making of an arrangement with its creditors.

7.1.3	The other party has committed a breach of any of the confidential duties imposed upon it under this Agreement.

7.1.4	The other party has committed a fundamental breach of this Agreement (not being a delay in the making of any of the payments applicable under this Agreement). It is agreed that any breach other than a fundamental breach will be regarded as fundamental after fifteen (15) days will have elapsed from the date on which either of the parties sends the other notice of breach and the other party will have failed to cure such breach to the full satisfaction of the party sending such notice.

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7.1.5	The other party having delayed in the making of any of the payments imposed upon it for a period exceeding ninety (90) days.

7.1.6	If the Customer has, during any period of twelve (12) consecutive months, at the discretion of the Host, offset any sum exceeding the Consideration in respect of three (3) months, as set out in Schedule 2 hereto. Such termination shall not operate to affect the parties’ rights under this Agreement.

7.2	Upon such termination of the Agreement, the Customer will, as quickly as possible, remove the communications equipment and any other equipment owned by it at any of the Sites (excepting the Cable Transmission Network), unless, in a case where the Host is the party who has terminated this Agreement following the breach thereof by the Customer – the Host has, at its sole discretion, elected to effect the removal itself, in which case it will be entitled so to do and also give the Customer reasonable prior notice regarding the time and place at which it must attend in order to take possession of the equipment so removed from the Sites.

If the Customer has failed to remove the equipment or failed to attend in order to take the same on the date prescribed for that purpose by the Host, as appropriate, the Host will be entitled to store that equipment at the Customer’s expense, and the Customer will pay the Host the expenses involved in storing the equipment, and if the Host has stored the equipment in a building occupied by the Host, the Customer will pay the Host payment in respect of the storage of the equipment as fixed according to the maximum price per sq. meter that will be charged by the Host from its customers at the Site in respect of granting the right of use of a similar area.

8.	Confidentiality

8.1	Subject to any law, the Customer will keep secret and not disclose to any person without the prior written authorisation of the Host, any information, particular or data relating to this Agreement, the grant of the right of access and/or the services thereunder, the Site, the rights of access to the Site, the security procedures at the Site, the types of activity carried on at the Site, other customers of the Host and any other particular or data relating to the Host. Notwithstanding the foregoing, the Customer will be entitled to disclose the very existence of the engagement with the Host for providing hosting services as provided by this Agreement.

8.2	The Host will keep secret and not disclose to any person without the express authorisation of the Customer, any information relating to the Customer and/or the activity of the Customer at the Site and/or in connection with the technical or financial situation of the Customer. Notwithstanding the foregoing, the Host will be entitled to disclose the very existence of the engagement with the Customer for providing hosting services as provided in this Agreement.

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8.3	The parties’ undertaking to maintain secrecy mentioned above will not apply to the information that is in the public domain and/or which has reached the knowledge of the other party from any third party, provided that such third party was not bound to maintain secrecy regarding such information and/or, in the event of a demand to disclose such information on the part of any authority that has demanded to receive such information by virtue of its power by law, or on the part of any competent court, subject to such a demand having been received by any party to this Agreement in relation to confidential information of the other party, the party receiving such demand will, prior to disclosing the confidential information, give notice of the demand to the other party a reasonable time in advance and enable it to take proceedings to prevent the disclosure of the information.

8.4	This clause will apply among the parties independently of the validity of the Agreement between them and will continue to apply also after the termination of the Agreement Term, regardless of the reason for the termination.

8.5	Without derogating from the foregoing, the Customer and all persons on its behalf attending at the Site will sign the Rules of Conduct and Security at the Site and a written undertaking to maintain secrecy in the form attached hereto as Schedule 3. The Host will be entitled to prevent access to the Site by any person attending at the Site on the Customer’s behalf if he has failed prior to entering the Site, to sign the Rules of Conduct and Security at the Site and such written undertaking to maintain confidentiality.

9.	Insurance

9.1	The Customer and the Host will, during the entire term of this Agreement, by means of reputable insurance companies in Israel, maintain the insurances set out in Schedules 4-1 and 4-2 (hereinafter respectively: “the Customer’s Insurance Certificate” and “the Host’s Insurance Certificate”) and remit to one another, from time to time, upon request such Certificates signed by their insurers.

9.2	Notwithstanding that stated in clause 9.1 above, it is agreed that the Customer will be entitled not to affect the property insurance mentioned in sub-paragraph (2) of the Customer’s Insurance Certificate, in whole or in part, save that the provisions contained in clause 9.4 below will apply, as if the insurance had been made in full.

9.3	The Host exempts the Customer and/or any of its successors from liability in respect of damage for which it is entitled to indemnity under the insurance effected according to section (2) of the Host’s Insurance Certificate (or for which it would have been entitled to indemnity had it not been for the deductible specified in the policy), save that such exemption from liability will not apply in favor of any person who has caused wilful damage.

9.4	The Customer exempts the Host and/or its successors as well as the owners of the buildings in which the Sites are housed and the proprietors of other rights in the Sites and/or in such buildings, including other hosted parties (the other proprietors of rights being hereinafter called: “the Other Proprietors”), under whose agreements the Other Proprietors are vested with rights in such Sites and/or buildings and an exemption from liability is included and/or responsibility to include a waiver of the right of subrogation in their property insurance, from liability in respect of loss and/or damage for which the Customer is entitled under the insurance effected by it pursuant to section (2) of the Customer’s Insurance Certificate (or for which it would have been entitled to indemnity had it not been for the deductible specified in the policy), save that such exemption will not apply in favor of any person who has caused malicious damage.

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The Host declares that pursuant to the agreements between it and/or the Other Proprietors and between it and the proprietors of the buildings in which the Sites are housed (not being in the ownership of the Host) the Other Proprietors and the proprietors of such buildings have undertaken to insure the property in their ownership and which is under their responsibility against loss or damage following the usual risks covered by extended fire insurance, such insurances including a waiver of the right of subrogation against the Host and its successors as well as against Other Proprietors (including the Customer) where the property insurance of such Other Proprietors contains a parallel clause regarding the waiver of the right of subrogation, save that the waiver of such right of subrogation will not apply in favor of any person who has caused malicious damage.

10.	Prevention of disturbances to the Host and third parties

10.1	The Customer hereby declares, acknowledges and undertakes that it has been explained to it and it understands that areas and/or rooms and/or installations exist at the Sites which are operated by the Host and/or by its customers, in which are installed Communications Equipment and/or computer servers and/or electricity and/or switching and/or other similar equipment. The Customer undertakes that the Communications Equipment that is in its ownership at the Sites will not cause any disturbances, inductions, or nuisances to the Host and/or the equipment that is operated by it, or to third parties and/or to the equipment that is operated by them. Without derogating from the Host’s rights under this Agreement and/or at law, the Customer undertakes, immediately upon the Host’s first demand, to effect any act and/or repair that will be required in order to prevent and/or terminate such disturbances. The Host declares that agreements with its other customers contain and will contain in the future a provision similar to this clause.

10.2	The Customer undertakes that it and all of its successors for each of the Sites will keep the Sites and the surroundings thereof clean, and particularly will keep clean and intact the public areas at the sites and the access ways thereto, including stairwells, entry rooms, elevators, corridors and any other public area.

10.3	The Customer is aware of the fact that the Host may effect during the term of this Agreement, various works at the Sites or any of them, including adjacent to or contiguous with the Communications Facilities and/or the Manhole/s, that are located in each and every Site, and also that it is the Host’s intention to construct, independently or by means of others, additional storeys in the building in some of the Sites. The Customer will neither disrupt nor oppose any act that will be effected in connection with the foregoing, provided that the Customer’s rights under the Agreement will not be affected. Without derogating from that stated above, it is agreed that the Host will be entitled to run through any part of the Site, in each Site, including adjacent to the Communications Facilities and/or to the Manhole/s and/or contiguous thereto, including above or under the floor thereof, communications cables, wiring and conduits, water, gas, air-conditioning conduits, electrical lines, telephone cables, sewage, drainage and the like, and also to put in place such installations, all on condition that such transfer will not cause the ongoing activity of the Cable Transmission Network and/or the Communications Facilities any harm. It is expressly agreed that in the event of the Host intending to effect in any of the Sites works which could lead to harm in the activity of the Cable Transmission Network and/or the Communications Facilities, it will give notice thereof to the Customer a reasonable time in advance and act in co-ordination with it. For the avoidance of any doubt it is clarified that current works at the Site such as the laying of wiring, wire sleeving, the placing of cages and cabinets and the like will not be deemed to be works for which prior notice will be required to be given to the Customer, except where they are likely to lead to harm to the system activity.

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11.	Assignment of rights

11.1	Each party will be entitled to assign, endorse, charge or pledge this Agreement and all of its rights and obligations hereunder to third parties, without affecting the other party’s rights under this Agreement.

11.2	Save as stated in clause 11.1 above, the Customer will not be entitled to grant any right of use, possession or access of any kind to any third parties in the Communications Facilities and/or in the Manhole/s situated in the areas of each and every Site, or in any other component of the services. Notwithstanding the foregoing, the Customer will be entitled to grant such rights to third parties solely for the purpose of the current operation and/or repair and/or maintenance and/or upgrading of the Cable Transmission Network. Without derogating from the generality of the foregoing, it is hereby clarified that the Customer is not entitled to make use of the Communications Facilities and/or the rights conferred upon it under this Agreement, in order to supply services similar to those that are supplied to the Customer under this Agreement, to third parties (regardless of whether such services will be supplied by the Customer independently or by means of others). This clause is fundamental to this Agreement.

12.	Licenses and authorizations

12.1	The Customer hereby declares and undertakes that on the date of the execution of this Agreement, it holds all the licenses, authorizations and permits required to operate the Cable Transmission Network, and/or receive the Site Services and/or any other activity in connection with which the Customer is contracting with the Host under this Agreement.

12.2	The Host hereby declares and undertakes that on the date of the execution of this Agreement, it holds all the licenses, authorizations and permits required to operate the Sites and/or supply the Site Services and/or any other activity in connection with which the Host is contracting with the Customer under this Agreement.

12.3	The parties will compensate one another in respect of any damage, loss, expense or out of pocket expense that will be incurred by the other party as a result of a party to this Agreement having committed a breach of its undertaking contained in clauses 12.1 and 12.2 above.

13.	Liability and indemnity

13.1	The Customer will bear the liability imposed upon it at law in respect of harm and/or damage that may be caused to the person or property of any individual or body whatsoever following the act of the Customer and/or its successors under this Agreement.

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The Customer undertakes to indemnify the Host for the full amount that the Host has been made liable to pay under any judgment, the execution of which has not been stayed following an action filed against the Host in respect of harm or damage for which the Customer is responsible as mentioned in the first section of this clause, and will also indemnify the Host in respect of the reasonable costs that will be borne by the Host for defending such action, provided that the Host undertakes to notify the Customer promptly concerning the receipt of any action or demand in respect of that stated in this clause and enable the Customer to defend the same and will co-operate with the Customer defending such action.

13.2	Notwithstanding that stated in clause 13.1 above, the Host exempts the Customer and all of its successors from any liability in respect of indirect damage and/or loss that may be caused to the Host (including loss which could be caused to the Host following any action on the part of any of the other persons being hosted and/or any of its customers) as a result of loss and/or damage that is caused to the Sites and/or the contents thereof, whether such loss and/or damage have been caused by the Customer’s negligence or by negligence and/or deliberately by any person on its behalf; save that such exemption from liability will not apply in favor of any person who has caused loss and/or damage maliciously.

13.3	The Host will bear the liability imposed upon it at law in respect of harm or damage that may be caused to the person or property of any individual or body following the act of the Host and/or of its successors under this Agreement.

The Host undertakes to indemnify the Customer for the full amount that the Customer has been made liable to pay under any judgment, the execution of which has not been stayed following an action filed against the Customer in respect of harm or damage for which the Host is responsible as mentioned in the first section of this clause, and will further indemnify the Customer in respect of the reasonable costs that will be borne by the Customer for defending such action, provided that the Customer undertakes to notify the Host promptly concerning the receipt of any action or demand in respect of that stated in this clause and enable the Host to defend the same and will co-operate with the Host in defending such action.

13.4	Notwithstanding that stated in clause 13.3 above, the Customer exempts the Host and all of its successors from any liability in respect of indirect damage and/or loss that may be caused to the Customer (including loss which could be caused to the Customer following any action on the part of any of the other persons being hosted and/or any of its customers) as a result of loss and/or damage that is caused to the Sites and/or the contents thereof, whether such loss and/or damage have been caused by the Host’s negligence or by negligence and/or deliberately by any person on its behalf; save that such exemption from liability will not apply in favor of any person who has caused loss and/or damage maliciously.

13.5	The provisions of the Bailees Law, 5727-1967 will not apply to this Agreement.

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14.	Law of the Agreement

14.1	The law applicable in the State of Israel as existing from time to time will apply to this Agreement, the interpretation thereof and actions by virtue thereof or by virtue of a breach thereof.

14.2	The parties convey to the competent courts in the Tel Aviv district the territorial, exclusive and special jurisdiction to dispose of any matter resulting from this action or the breach thereof. Nothing stated will affect the right of any party to this Agreement to join the other party to another action which has been filed against him in any other court.

14.3	This Contract will not be deemed to be a contract in favor of any third party and is not intended to confer any rights whatsoever on any third parties, including the Customer’s customers or other customers of the Host.

15.	Notices and addresses

15.1	Each notice that will be given according to this Agreement will be delivered to the addresses of the parties as expressed below. Each notice will be deemed to be a notice given to the receiving party upon the fulfillment of at least one of the following conditions:

15.1.1	Where the notice has been given by registered mail, 3 days after the date of posting;

15.1.2	Where the notice has been sent by means of fax, the recipient’s telephonic confirmation of the delivery thereof has been received, and the sender of the notice has made a notation regarding the time of the dispatch, and the name of the recipient of the notice that has approved the receipt thereof by telephone and has attached to the notation the copy of the notice and the printed confirmation of the dispatch by the facsimile machine.

15.1.3	Where the notice has been delivered by hand at the offices of the recipient party, a copy thereof bearing the stamp of the receiving party and the signature of the person receiving it, specifying the date and time of receipt of the notice have been obtained.

15.2	The parties may give notice of change of address by notice that will be given as stated above to the other party.

15.3	The addresses of the parties for the purpose of this Agreement are:

The Host:	Med-1 - I.C.1 (1999) Ltd. 6 Hanechoshet St., Tel Aviv Fax: 03-7666011; Tel: 03-7666000 Attention the Managing Director

The Customer:	Partner Communications Company Ltd. 8 Amal St., Afek Industrial Park, Rosh Ha'ayin Fax: 03-9122028; Tel: 054-7814181 Attention the Legal Advisor

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16.	Miscellaneous

16.1	Subject as provided in clause 16.5 hereof, the provisions contained in this Agreement encompass all the undertakings between the parties in relation to all the subjects which have been regulated thereunder, and any representation, assurance, statement or undertaking, whether made concurrently with or subsequent to the execution of this Agreement, and which have not been expressly included in this Agreement, will be of no effect.

16.2	No modifications or amendments to this Agreement will be of any effect unless made in writing and signed by the parties.

16.3	The Host will be entitled to instruct the Customer to pay the payments under this Agreement in a certain place or to a certain bank account, and the Customer will act in accordance with such instruction within 3 (three) business days from the date of its receiving the instructions.

16.4	No waiver, concession or forebearance from acting on time or the grant of an extension will be deemed to be a waiver by any of the parties of any of their rights under this Contract nor will the same give rise to any estoppel of an action by them, unless such waiver is expressly made in writing.

16.5	The provisions contained in this Agreement shall not derogate from any right, undertaking and/or representation applicable between the parties under any other valid agreement between them, including under the Asset Purchase Agreement dated January 22, 2006 and the Schedules thereto, and nothing contained in this Agreement shall vary the provisions of any other agreement mentioned above.

In witness whereof the parties have set their hands
at the time and place first above written:

—————————————— Med-1 I.C. 1(1999) Ltd.	—————————————————— Partner Communications Company Ltd.

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Schedule 1

Technical Specification of the Communications Facilities

Unless otherwise expressly stated in the body of this Schedule, the terms mentioned in this Schedule will bear the specific meaning ascribed thereto in the Hosting Agreement dated _________________ 2006 (hereinafter: “the Agreement”) between Med-1 I.C. 1(1999) Ltd.(hereinafter: “the Company”) and Partner Communications Company Ltd., (hereinafter: “the Customer”).

I.	The Petach Tikvah Site

—	Customer Cage:
š	The floor area of 20.2 sq.m. fenced off in a metal cage located in Hall 30-16.
š	The Customer Cage is designated for hosting communications cabinets and equipment, including equipment transferred for the Customer by virtue of the Asset Purchase Agreement dated January 22, between the Host and the Customer.

The location and configuration of the Customer Cage at the Petach Tikvah site is described in the plan annexed hereto as Schedule 1-1.

—	Manholes:
Two (2) manholes are situated in the area of the Petach Tikvah Site.

II.	Haifa Site (Tirat Hacarmel)

—	Customer Cage:
š	The floor area of 13.35 sq.m. fenced off in a metal cage located in Hall 40-15.
š	The Customer Cage is designated for hosting communications cabinets and equipment, including equipment transferred for the Customer by virtue of the Asset Purchase Agreement dated January 22, between the Host and the Customer.

The location and configuration of the Customer Cage at the Haifa site is described in the plan annexed hereto as Schedule 1-2.

—	Manholes:
Two (2) manholes are situated in the area of the Haifa Site.

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III.	The Tel Aviv Site

—	Communications equipment:
Communications equipment is installed at the Tel Aviv Site on 3 columns which are located in the central hall.

The precise location of these columns at the Tel Aviv site is described in the plan annexed as Schedule 1-3.

—	Manholes:
Two (2) manholes are situated in the area of the Tel Aviv Site.

(*)     Note – the Agreement does not include the supply of the equipment installed on the date of the execution of this Agreement at the Sites, including in the Customer’s Cages; such equipment having been transferred to the Customer’s ownership in accordance with the Asset Purchase Agreement, and the supply, operation and maintenance thereof, are not part of the content of the services under the Hosting Agreement.

Schedule 2

The Consideration

Unless otherwise expressly stated in the body of this Schedule, the terms mentioned in this Schedule will bear the specific meaning ascribed thereto in the Hosting Agreement dated _________________ 2006 (hereinafter: “the Agreement”) between Med-1 I.C. 1(1999) Ltd.(hereinafter: “the Company”) and Partner Communications Company Ltd., (hereinafter: “the Customer”).

I	Consideration in respect of the services

Site	Total per month (in US$)	Remarks
Petach Tikvah site	2,323	The area will be delineated in a designated cage including a designated entrance, having a total setup of 20kva (1kva for every sq.m. of net floor).
Haifa (Tirat Hacarmel) Site	1,268	The area will be delineated in a designated cage including a designated entrance, having a total setup of 13kva (1kva for every sq.m. of net floor).
Tel Aviv site	1,200
Total Consideration	4,791

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Notes:
The Consideration includes current expenses in respect of managing the Sites and the support systems installed therein, such as peripheral lighting, air-conditioning, guarding, as well as general expenses in respect of managing the Sites, such as city taxes, etc., and these systems only. Without derogating from the generality of the foregoing, the Consideration does not include the following components, which will be charged for separately:
—	Communications infrastructures.
—	Jumpers and connectivity between cabinets in the areas of the Site/s (transition to the jumpers and connectors existing on the date of the execution of this Agreement).
—	Cross-connect services.
—	Use of electricity backup services above 1 Kw.per sq.m. net. This additional use will be according to actual use, according to the Electric Corporation price list plus 5% handling fees and will be paid within 14 days of the date of submitting a demand for payment to the Electric Corporation. The electricity meters (AC/DC) will be installed by the Host in the cabinets in Petach Tikvah and Haifa at the Customer's expense (estimated cost of NIS. 7,800 per meter) totaling approximately NIS. 31,200).
—	Additional services that the Customer may order from the Host (only) over and above that stated above.

The Host will, at the end of each calendar year, be entitled, at its choice, and by at least 30 days' notice to the Customer before the end of that year, to determine that the Consideration in respect of the next ensuing calendar year will be linked to the Consumer Price Index published in the United States (for this purpose the CPI will serve from the date of the execution of this Agreement as the Base Index).

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II	Payment terms

Current payments will be made each quarter, on the first day of each quarter, in advance in respect of that quarter. (For example, on April 1, 2006, payment will be made in respect of the month of April through June (inclusive) 2006).

The first payment will be made on the date of the execution of this Agreement in respect of the period commencing on the date of the execution of the Agreement and expiring at the end of the calendar quarter on which a day corresponding to the execution date occurs.

One-time costs will be paid on a current month basis + 30 days.

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Schedule 3

Rules of Conduct and Security at the Sites and Undertaking to Maintain Secrecy

Date: _________________

Med-1 I.C. 1(1999) Ltd.
6 Hanechoshet St.,
Tel Aviv

Dear Sir/Madam,

RE:	Personal undertaking to keep rules of conduct and security at the Sites and duty of secrecy

I, the undersigned, _________________ hereby declare and undertake as follows:

Whereas:	Partner Communications Company Ltd., (hereinafter: "the Customer") is bound by a Hosting Agreement with you dated _________________ in connection with various sites (hereinafter: "the Sites")

Whereas:	We work at the Customer provide services to the Customer/are employed by the Customer; and

Whereas:	For the purpose of providing services to the Customer, the undersigned is desirous of entering the Sites or any of them and declares and undertakes that the Customer has authorized his entry into the Sites as mentioned on its behalf.

Therefore I hereby undertake towards you as follows:

1.	I undertake to keep absolutely secret and not disclose, show, publicize, distribute, deliver and/or transfer, directly or indirectly, to any person and/or body, any of your information. In this Undertaking “information” means: any document, record, drawing, plan, specification, content of any of the foregoing, know-how, professional secrets, trade secrets, working methods, marketing, costing, technical solutions as well as any information particular, or data relating to the Agreement, the provision of the services thereunder, the Site, access ways to the Site, structure thereof, rules of safety at the Site, the types of activity maintained at the Site, recipients of your other services and any other detail or data in connection therewith, and which does not fall within the public domain.

2.	I undertake not to make any use of the information except for purposes of my actions within the scope of the Agreement on the Customer’s behalf, and not to make any other use of the information personally or by means of others. In addition, I undertake not to transfer and/or deliver any information to any third party for any purpose or reason whatsoever.

3.	I undertake to operate with the proper diligence in order to ensure that information will be kept in a proper manner and not be disclosed to any third party. I will be responsible towards you for the consequences of any breach of the duty of secrecy by me, including where the breach has been committed by any person on my behalf.

4.	My undertaking to maintain secrecy will not apply in the following cases:

a.	In the event of the information becoming the public domain otherwise than as a result of a breach of this undertaking;

b.	In the event of my having received a demand by law to disclose the information provided that in such a case, I will give you notice immediately of receiving the demand by me and enable you to defend the same prior to my disclosing the information.

c.	If you have given your express consent in writing to the disclosure of the information by me.

5.	For the avoidance of any doubt it is hereby clarified that my undertaking will remain in force for the period of 7 years from the last occasion on which I will visit the Sites or any of them.

6.	In addition to all of the foregoing, I declare that the rules of security and conduct customary at the Sites and set out in Schedule 1 to this Undertaking, have been brought to my attention and I undertake to act in accordance therewith and comply with the directives of the security staff at the Sites as indicated to me, and that to the extent I encounter any breach of these rules, whether committed by me, by any person on my behalf or by others, I will be obliged to report this as quickly as possible to the party in charge of security in your Company or to any person on his behalf.

Yours faithfully, ——————————————

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Schedule 1

For the personal undertaking to keep rules of conduct and safety at the Sites and duty of secrecy

Rules of Conduct and Security at the Sites:

a.	It is prohibited to bring arms of any type into the area of the Site/s.

b.	It is prohibited to bring cameras into the area of the Site/s (including telephone cameras) and photograph the Site/s.

c.	Only authorized persons will enter the Site/s, whose entry has been arranged in advance with Med-1 I.C.1 (1999) Ltd., (hereinafter: “the Company”). A person whose entry has been authorized whilst accompanied, must be accompanied at all times whilst at the Site/s by one of the Company employees or persons on his behalf.

d.	Notwithstanding sub-paragraph (c) above, the entry will be allowed of persons representing the Customer, whose entry has not been previously arranged with the Company, in accordance with the following:

(1)	Where the Company has refused the entry of a person claiming to represent the Customer, the Company will promptly contact the Customer’s control department to verify the authorization of such person. If such authorization has been granted by the Customer to allow his entry, his entry will be immediately authorized.

(2)	The Company will supply the Customer in advance with an identity code having 8 (eight) digits (hereinafter: “the Customer’s identity code”). The Customer will be entitled at any time to contact the Host’s security center to confirm the entry of a person on its behalf whose entry has not been previously arranged with the Host. Such entry will be authorized provided the Customer identifies itself by means of the Customer identity code.

e.	Every person entering the Site/s must bear the identity tag given to him on entry, in a prominent manner. On leaving the Site/s, the tag should be returned. If the tag is lost or stolen, this should be reported immediately to the party in charge of security or persons on his behalf. The Customer will be charged for loss of a tag.

f.	No equipment should be brought in or removed from the Site/s without approval or registration.

g.	Movement in the area of the Site/s is confined to the public areas only from the entrance to the Customer’s hosted areas only. Entry to the hosted areas is forbidden for persons other than the Customer, including entry to any other area, including the battery rooms, the generator rooms, the guard or control centers and the like.

Schedule 4-1 – Certificate of Customer’s Insurance

Date: _________________

TO: Med-1 I.C. 1(1999) Ltd. (hereinafter: "the Host") and/or the parent and/or subsidiaries and/or other companies and/or affiliates
6 Hanechoshet St.,
Tel Aviv

RE:	Certificate of the making of insurance by Partner Communications Company Ltd., (hereinafter: "the Customer”) with regard to Cable Transmission Hosting Services and Ancillary Services (hereinafter: “the Services”) at various Sites (hereinafter: “the Sites”) as stated in the Agreement dated (hereinafter: “the Agreement”)

We certify that we have effected in the name of the Customer, from _________________ until _________________, (hereinafter: “the Insurance Term”) the insurances set out below, the extent of the cover provided by these insurances to be not less than the cover provided according to the form of the policies known as “BIT 2005" or the form of the “BIT” policy which is parallel thereto on the date of the making of the insurances, including all the extensions, constituting an integral part of the form of that policy:

1.	Policy no. _________________
Third party liability insurance insuring the liability of the Customer by law by reason of loss or damage which may be caused to the person or property of any individual or body in relation generally to the Customer’s activity under the Agreement, with a liability limit of $1 million per event and cumulatively for the annual insurance term. This insurance is not subject to any limitation regarding liability resulting from fire, explosion, panic, hoisting instruments, loading and unloading, strike and lockout, poisoning, defective sanitary fittings, animals, any harmful thing in food or drink, liability in respect of and towards contractors, sub-contractors (of any degree) and their employees and also subrogation actions on the part of the National Insurance Institute. The insurance is extended to indemnify the Host in respect of liability which could be imposed upon it following the act or omission of the Customer and/or of persons on its behalf subject to a cross-liability clause whereby the insurance will be deemed to be made separately for each of the individuals comprising the insured.

2.	Policy no. _________________
Insurance insuring the Communications Facilities as well as any other property owned by or in the responsibility of the Customer and situated at the Sites, in the full value thereof, against loss or damage following the usual risks in extended fire insurance, including fire, smoke, lightning, explosion, earthquake, riots, strikes, malicious damage, storm, tempest, flooding, damages caused by liquids from bursting, damage by vehicles, damage by aircraft and burglary, (on the basis of primary damage). The insurance includes a condition whereby the insurer waives the right of subrogation against the Host and its successors, and also against the proprietors of the buildings in which the Sites are housed and other proprietors of rights in the Sites and/or in such buildings, including other parties hosted (parties having other rights being hereinafter called: “the Other Proprietors”) whose agreements conferring upon the Other Proprietors rights in the Sites and/or buildings mentioned, include an exemption from liability and/or undertaking to include a waiver of the right of subrogation of the insurance of their property applicable in favor of the Customer, save that the waiver of the right of subrogation mentioned will not apply in favor of any person who has caused willful damage.

3.	Policy no. _________________
Employer’s liability insurance insuring the liability of the Customer towards its employees in respect of bodily harm and/or professional sickness which could be caused to any of them during the course of and consequent upon their employment at the Sites and/or in the vicinity thereof, with a liability limit of $5 million per claimant, per event and cumulatively for the annual insurance term. The insurance mentioned does not include any limitation regarding working hours, work at height or at depth, bait and poisons and employment of juveniles. The insurance is extended to indemnify the Host in the event of it being claimed with regard to the occurrence of a work accident and/or professional sickness, that it bears the responsibilities of an employer towards any of the Customer’s employees. Moreover, the insurance includes a waiver of the right of subrogation towards the Host and its successors; save that such waiver will not apply in favor of any person who has caused the damage maliciously.

The above policies contain an express condition whereby they are prior to any insurance which has been made by the Host and we waive any claim and/or demand regarding the sharing of the Host’s insurances. In addition we undertake that the above policies will not be cancelled or adversely changed for the duration of the Insurance Term except by written notice given by registered mail to the Host at least 60 days in advance. For the avoidance of any doubt we confirm that the Customer is solely responsible for payment of the insurance monies for the above policies and bears the deductibles applicable under those policies.

Subject to the conditions and reservations of the original policies to the extent that they have not been expressly varied by this Certificate.

Yours faithfully,

—————————— (Insurer's stamp)	—————————— (Insurer's signature)	—————————— (Name)	—————————— (Signatory's position)

2

Schedule 4-2– Certificate of Host’s Insurance

Date: _________________

TO: Partner Communications Company Ltd. (hereinafter: "the Customer") and/or the parent and/or subsidiaries and/or other companies and/or affiliates 8
Ha’amal St., Afek Industrial Park,
Rosh Ha’ayin

RE:	Certificate of the making of insurance by Med-1 I.C. 1(1999) Ltd. (hereinafter: "the Host") with regard to Cable Transmission Hosting Services and Ancillary Services (hereinafter: “the Services”) at various Sites (hereinafter: “the Sites”) as stated in the Agreement dated (hereinafter: “the Agreement”)

We certify that we have effected in the name of the Customer, from _________________ until _________________, (hereinafter: “the Insurance Term”) the insurances set out below, the extent of the cover provided by these insurances to be not less than the cover provided according to the form of the policies known as “BIT 2005" or the form of the “BIT” policy which is parallel thereto on the date of the making of the insurances, including all the extensions, constituting an integral part of the form of that policy:

1.	Policy no. _________________
Third party liability insurance insuring the liability of the Host by law by reason of loss or damage which may be caused to the person or property of any individual or body in relation generally to the Host’s activity under the Agreement, with a liability limit of $1 million per event and cumulatively for the annual insurance term. This insurance is not subject to any limitation regarding liability resulting from fire, explosion, panic, hoisting instruments, loading and unloading, strike and lockout, poisoning, animals, any harmful thing in food or drink, liability in respect of and towards contractors, sub-contractors (of any degree) and their employees and also subrogation actions on the part of the National Insurance Institute. The insurance is extended to indemnify the Customer in respect of liability which could be imposed upon it following the act or omission of the Host and/or of persons on its behalf subject to a cross-liability clause whereby the insurance will be deemed to be made separately for each of the individuals comprising the insured.

2.	Policy no. _________________
Insurance insuring the buildings of the Sites and by the Host, plus additions and improvements to the buildings of the Sites that are leased by the Host as well as the contents of the Sites which are owned by and are within the responsibility of the Host (expressly with the exception of contents which persons being hosted have undertaken to insure) in the full value thereof, against loss or damage following the usual risks in extended fire insurance, including fire, smoke, lightning, explosion, earthquake, riots, strikes, malicious damage, storm, tempest, flooding, damages caused by liquids from bursting, damage by vehicles, damage by aircraft and burglary, (on the basis of primary damage). The insurance includes a condition whereby the insurer waives the right of subrogation against the Customer and its successors; save that the waiver of the right of subrogation mentioned will not apply in favor of any person who has caused malicious damage.

3.	Policy no. _________________
Employer’s liability insurance insuring the liability of the Host towards its employees in respect of bodily harm and/or professional sickness which could be caused to any of them during the course of and consequent upon their employment at the Sites and/or in the vicinity thereof, with a liability limit of $5 million per claimant, per event and cumulatively for the annual insurance term. The insurance mentioned does not include any limitation regarding working hours, work at height or at depth, bait and poisons and employment of juveniles. The insurance is extended to indemnify the Customer in the event of it being claimed with regard to the occurrence of a work accident and/or professional sickness, that it bears the responsibilities of an employer towards any of the Host’s employees. Moreover, the insurance includes a waiver of the right of subrogation towards the Customer and its successors; save that such waiver will not apply in favor of any person who has caused the damage maliciously.

The above policies contain an express condition whereby they are prior to any insurance which has been made by the Customer and we waive any claim and/or demand regarding the sharing of the Customer’s insurances. In addition we undertake that the above policies will not be cancelled or adversely changed for the duration of the Insurance Term except by written notice given by registered mail to the Customer at least 60 days in advance. For the avoidance of any doubt we confirm that the Host is solely responsible for payment of the insurance monies for the above policies and bears the deductibles applicable under those policies.

Subject to the conditions and reservations of the original policies to the extent that they have not been expressly varied by this Certificate.

Yours faithfully,

—————————— (Insurer's stamp)	—————————— (Insurer's signature)	—————————— (Name)	—————————— (Signatory's position)

2

Schedule 5

SLA

Service Level:

The service level assured is 99.9% of the total time of activity of the installation, measured over a period of time of at least two years, total malfunction time not to exceed 12 hours.

Malfunction repair time:

—	Electricity of the Electric Corporation – response time being that of the Electric Corporation and for which the Host is not responsible.

—	Generators – response time of 2 hours from the start of handling the crash of a generator, 10 hours for repair – total 12 hours for repair.

—	Air-conditioning – response time of 4 hours from the start of the repair of malfunctions, 8 hours for repair – totaling 12 hours for repair.

Agreed compensation mechanism in respect of non-compliance with the Service Level :

In respect of each month in which damage will occur in the level of the Service in any of the Sites – 5% (five per centum) of the total monthly consideration in respect of such Site, for each hour beyond the cumulative number of 12 hours, up to a compensation cap of 100% of the total monthly consideration in respect of such Site, for the month in which such damage occurred in the level of the Service.

The Customer will be entitled to demand such agreed compensation through the end of the calendar quarter following the date of the occurrence of the damage in the level of service only. Payment of the agreed compensation constitutes a full and absolute waiver of the Customer’s claims pertaining to the damage in the level of service in respect of which such agreed compensation has been paid.

The terms mentioned in this Schedule will bear the specific meaning ascribed thereto in the Hosting Agreement dated _________________ 2006 (hereinbefore and hereinafter called: “the Agreement”) between Med-1 I.C.1 (1999) Ltd., and Partner Communications Company Ltd., (hereinbefore and hereinafter called: “the Customer”) save where expressly otherwise stated in the body of the Schedule.

[Diagram of Hosting Servers]

SCHEDULE 1.1.26

LIST OF DUAL CONTRACTS
[*]

* The symbol [*] denotes places where portions of this document have been omitted and filed separately with the Commission. Confidential Treatment is being requested with respect to the omitted portions.

SCHEDULE 1.1.40

LEASED REAL PROPERTY

	Details of Leased Property	Nature of Agreement	Details of Underlying Assumed Contract
1.	Rooftop of Omega House, 1, Nachum Chet St., Tirat HaCarmel	Permission to deploy a small communication equipment	Permission Agreement (undated) by and between the Company and Toren Development and Properties Company (1989) Ltd.
2.	Warehouse (42 sq. m.) located in the upper basement of the building located in 6, HaNechoshet St., Tel Aviv	Usage rights	Amendment dated January 31, 2005 to Lease Agreement dated September 27, 2000 by and between Med-1 Submarine Cables Ltd. and (1) Edgar Investments and Development Ltd., (2) Pama Building and Entrepreneurship Ltd., and (3) Salmar Development Ltd. (later assigned to Mediterranean Nautilus Israel Ltd. and subsequently to the Company).
3.	Room located on the rooftop of Building 97 located in 5, Kanfei Nesharim St., Jerusalem	Non-exclusive permission to deploy IR facility	Permission Agreement dated June 3, 2002 by and between the Company and the Economic Company of Jerusalem Ltd.
4.	1 sq. m. area located in the yard of the "Alon Mishan" gas station located in Mishan Junction on Road 35	Lease for the purpose of deployment of an amplification facility	Unprotected Lease Agreement dated May 16, 2002 by an between the Company and Alon Gas Co. Ltd.
5.	Unit (20 sq. m.) located in basement floor (-3) of Ackerstein Towers in HaMenofim St., Herzelia Pituach	Lease for deployment of communication equipment	Lease Agreement dated June 1, 2003 by and between the Company and Ackerstein Towers Ltd.
6.	Unit (178 sq. m.) located on ground floor (-3.15) and an additional area (45 sq. m.) located on 1st floor (-5.95) of a building located in 53, Ezel St., Rishon Le'Zion	Lease	Unprotected Lease Agreement dated July 30, 2002 by and between the Company and B.R.A.P. Projects Entrepreneurship Ltd., as amended pursuant to the letter of B.R.A.P. Projects Entrepreneurship Ltd. dated March 27, 2003.
7.	Area located in a building in HaGalil St. in Airport City	Permit to deploy communications facility	Permit Agreement dated 15.6.2005 by and between the Company and P.K. Generators Ltd. (as contemplated to be amended).
8.	Area and service room located on the rooftop of the Sheraton Hotel in Tel Aviv.	Permit to deploy communications facility	Transmission and Communications Services Agreement dated 24.12.2000 by and between Med-1 Submarine Cables Ltd. and Beeper Communication Israel Ltd., as supplemented and amended on 4.2.2002.

SCHEDULE 1.1.52

REPAIR PLAN
[*]

* The symbol [*] denotes places where portions of this document have been omitted and filed separately with the Commission. Confidential Treatment is being requested with respect to the omitted portions.

SCHEDULE 1.1.54

CERTAIN RETAINED CLAIMS
[*]

All capitalized terms not expressly defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement to which this document is scheduled.

* The symbol [*] denotes places where portions of this document have been omitted and filed separately with the Commission. Confidential Treatment is being requested with respect to the omitted portions.

SCHEDULE 2.1(a)

MAP OF SYSTEM LOCATION
[*]

* The symbol [*] denotes places where portions of this document have been omitted and filed separately with the Commission. Confidential Treatment is being requested with respect to the omitted portions.

SCHEDULE 2.1(b)

TANGIBLE PROPETRY
[*]

* The symbol [*] denotes places where portions of this document have been omitted and filed separately with the Commission. Confidential Treatment is being requested with respect to the omitted portions.

SCHEDULE 2.1(d)

ASSIGNED CONTRACTS

I. AGREEMENTS WITH SUPPLIERS
CONTRACTS RELATING TO THE SUPPLY AND MAINTENANCE OF THE SYSTEM
No.	Parties	Date	Assignment Limitations & Other Comments
1.	MECMA Agreement and Agreement for the Admission of Med 1 IC1 (1999) Ltd. to the Mediterranean Cable Maintenance Agreement 2004	20.4.2004, 17.5.2004	No consent required in the case of an assignment to a successor to all or substantially all of the assigning party's business, but the assigning party needs to give written notice to the other parties to MECMA of such assignment.

			Admission Agreement is binding on permitted assignees.
2.	MECMA 2004 Submarine Telecommunication Cable Maintenance and Related Services		No consent required in the case of (i) an assignment to a successor to all or substantially all of the assigning party's business or (ii) to an existing party or new party.
3.	Agreement between the Company and Hafarfar 1992 Ltd.	1.10.2002
CONTRACTS FOR THE PROVISION OF PLANNING SERVICES IN CONNECTION WITH THE DIGGING AND LAYING OUT OF CABLE PIPES
No.	Parties	Date	Assignment Limitations & Other Comments
1.	Agreement between the Company and A.A.G. Azut Ltd.	10.11.1999
2.	Agreement between the Company and Sha'ar Kiddum Ltd.	16.2.2000
3.	Agreement between the Company and Marshal Engineering Ltd.	Undated, 2001
4.	Agreement for the Provision of Planning and Consulting Services between the Company and M Gruber	4.4.2004
CONTRACTS FOR THE PERFORMANCE OF DIGGING, LAYING OUT AND FILLING WORKS FOR FIBER OPTICS CABLE INFRASTRUCTURE AND/OR COMMUNICATIONS FIBERS
No.	Parties	Date	Assignment Limitations & Other Comments
1.	Agreement between the Company and Hafarfar 1992 Ltd.	31.1.2001
2.	Agreement between the Company and Derech Afar Ltd.	7.2.2001
3.	Agreement between the Company and L.M. Levi Moshe Constructors Ltd.	6.3.2001
4.	Agreement between the Company and Lunter Shmuel Constructors Ltd.	16.5.2001
5.	Agreement between the Company and Hafarfar 1992 Ltd.	24.06.2001
6.	Agreement between the Company and Yoram Rajouan (Holdings) Ltd.	Undated, August 2001
7.	Agreement between the Company and Hafarfar 1992 Ltd.	Undated, 2003

CONTRACTS FOR THE PERFORMANCE OF INSERTION OF FIBER OPTIC CABLES BY BLOWING AND WELDING OF CABLES IN CONNECTION WITH THE SYSTEM
No.	Parties	Date	Assignment Limitations & Other Comments
1.	Agreement between the Company and Derech Afar Ltd.	1.3.2001
CONTRACTS FOR INFRASTRUCTURAL COOPERATION AND SERVICES IN RELATION TO THE SYSTEM
No.	Parties	Date	Assignment Limitations & Other Comments
1.	Memo relating to Underground Communications Infrastructure Layout between the Company and Cellcom Israel Ltd.	20.7.1999
2.	Meeting Protocol on Underground Infrastructure (relating to replacement of pipes) between the Company and Cellcom Israel Ltd.	10.7.2002
3.	Letter agreement titled "Cooperation Golden Channels - Med-1 IC1 (1999) Ltd." relating to an exchange of pipes, as amended.	19.3.2002; Amended on 17.1.2005
4.	Letter Agreement on Terms of Performance of Infrastructural Works for the Connection of Ma'ayan Soreq IZ between the Company and Salman Wahaba and Sons Ltd.	9.5.2005
5.	Memorandum of Understanding between the Company and the Jerusalem Municipality, on a Framework Agreement for a permit procedure for communication infrastructure layout in public grounds in the jurisdiction of the Jerusalem Municipality.	Undated, 2005.	Assignment of rights and obligations requires the municipality's consent, except if the assignee is an acquirer of the Company's activity and holds a valid MOC license.
6.	Agreement between the Company and Israel Rail Co. Ltd.	Not yet executed.	A framework agreement is being discussed with the Israel Rail for a possible cooperation regarding the mutual exchange of pipes.
7.	Agreement between the Company and Matam Science Industries Center Ltd.	Not yet executed.	A cooperation agreement is being discussed for the connection of Matam Center in Haifa and customers situated therein, to the System.
OTHER SUPPLIER CONTRACTS
No.	Parties	Date	Assignment Limitations & Other Comments
1.	Outsourcing Agreement between the Company and Manpower Information Technology (MIT) Ltd.	8.1.2006	In signing process.
2.	Advanced Services from Netcom Systems Ltd. based on Netcom Systems Ltd.'s Proposal for Advanced Services for Med-1	20.1.2005
3.	[*]	[*]	[*]
II. [*]
No.	Name of Agreement	Date	Assignment Limitations & Other Comments
1.	[*]	[*]	[*]
2.	[*]	[*]	[*]
3.	[*]	[*]	[*]
4.	[*]	[*]	[*]
5.	[*]	[*]	[*]
6.	[*]	[*]	[*]

* The symbol [*] denotes places where portions of this document have been omitted and filed separately with the Commission. Confidential Treatment is being requested with respect to the omitted portions.

III. LEASE, PERMISSION & PROPERTY MANAGEMENT AGREEMENTS(relating to POPs)
No.	Name of Agreement and Parties	Date	Assignment Limitations & Other Comments
1.	Permission Agreement by and between the Company and Toren Development and Properties Company (1989) Ltd.	Undated, 2002	— This agreement is unsigned — Sub-permission grant of rights permitted subject to Grantor's prior written approval.
2.	Amendment to Lease Agreement dated 27.9.2000, by and between the Med-1 Submarine Cables Ltd. and (1) Edgar Investments and Development Ltd., (2) Pama Building and Entrepreneurship Ltd., and (3) Salmar Development Ltd. (later assigned to Mediterranean Nautilus Israel Ltd. and subsequently to the Company).	31.1.2005	No assignment of rights permitted.
3.	Permission Agreement by and between the Company and the Economic Company of Jerusalem Ltd.	3.6.2002	Grant of sub-permission rights permitted.
4.	Unprotected Lease Agreement by and between the Company and Alon Gas Co. Ltd.	16.5.2002	Sublease and assignment of rights permitted. Assignment of obligations is subject to lessor's prior written consent, not to be unreasonably withheld.
5.	Lease Agreement by and between the Company and Ackerstein Towers Ltd.	1.6.2003
6.	Unprotected Lease Agreement by and between the Company and B.R.A.P. Projects Entrepreneurship Ltd., as amended	30.7.2002, amended on 27.3.2003.	Assignment of lease to an alternative lessee s subject to lessor's prior written consent, not to be unreasonably withheld.
7.	Management Agreement by and between (undefined party) and the Company (annexed to the Unprotected Lease Agreement by and between the Company and B.R.A.P. Projects Entrepreneurship Ltd.)	30.7.2002	Assignment of rights subject to same limitations applicable to the Unprotected Lease Agreement by and between the Company and B.R.A.P. Projects Entrepreneurship Ltd.
8.	Permit Agreement by and between the Company and P.K. Generators Ltd	15.6.2005	As contemplated to be amended.
9.	Transmission and Communications Services Agreement dated 24.12.2000 by and between Med-1 Submarine Cables Ltd. and Beeper Communication Israel Ltd., as supplemented and amended on 4.2.2002.	24.12.2000, supplemented and amended on 4.2.2002	Assignment required to be obtained from Med-1 Submarine Cables Ltd.

IV. CUSTOMER CONTRACTS
[*]

V. CONTRACTS CONTAINING APPROVALS
See Schedule 2.1(f), “Assigned Approvals”.

VI. CONTRACTS RELATING TO “LAST MILE” TRANSMISSION SERVICES
[*]

* The symbol [*] denotes places where portions of this document have been omitted and filed separately with the Commission. Confidential Treatment is being requested with respect to the omitted portions.

VII. ADDITIONAL OUTSTANDING PURCHASE ORDERS
The Company issues from time to time and in the ordinary course of its business purchase orders for the procurement of equipment, spare parts and services relating to the Acquired Assets, from various vendors.

No mention of or reference to any assignment limitation in respect of any Assigned Contract or Assigned Approval is intended to, nor shall derogate from, the Company’s obligation under the Agreement to make all notifications, obtain all Approvals, and take all other actions necessary under the terms of each such Assigned Contract and Assigned Approval, as required to facilitate and secure the due assignment and transfer thereof to Purchaser as of the Closing Date pursuant to the provisions of the Agreement.

In addition, nothing herein is intended to exempt the Company from obtaining the prior written consent of Purchaser, where such consent is required under the Agreement, to the execution of any Contract mentioned or referenced herein as not yet executed, and that, at the date hereof, is in the process of negotiation.

All capitalized terms not expressly defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement to which this document is scheduled.

SCHEDULE 2.1(f)

ASSIGNED APPROVALS

No.	Detail of Approval	Approval Identification	Date	Assignment Limitations & Other Comments
1.	Usage license for one pipe in Raines St. and one additional pipe located elsewhere in the municipality area	Construction Agreement by and between the Tel-Aviv - Jaffa Economic Development Authority Ltd. and the Company (Raines)	1.8.2004	Assignment of rights and obligations is subject to the prior written consent of the Authority, at the sole discretion of the Authority.
2.	Usage license for one pipe and one additional pipe located in Ganei Yehoshua.	Agreement by and between the Company and the Tel-Aviv - Jaffa Economic Development Authority Ltd., as supplemented,	1.8.2004, supplemented on 28.9.2004	Assignment of rights in and to the pipes is not permitted.
3.	Usage license for one pipe and one additional pipe located in Ganei Yehoshua.	Commitment Letter, Terms of Performance of Communication Infrastructure executed by the Company in favor of the Tel-Aviv - Jaffa Economic Development Authority Ltd. (Ganei Yehoshua), as supplemented.	17.7.2003, supplemented on: 30.10.2003 & 9.10.2003	Assignment of rights is not permitted.
4.	Indefeasible rights of use in pipes located in certain areas in Tel Aviv	Letter Agreement with Leadcom on "Assistance in Obtaining Approval for Digging Permits in Shdema Project"; and	30.3.2004
		Letter Agreement with Leadcom on an "Agreement for Grant of Permit to Use Leadcom's Infrastructures to Med-1"	20.10.2004
5.	Framework Agreement for a permit procedure for communication infrastructure layout in public grounds in the jurisdiction of the Jerusalem Municipality.	Memorandum of Understanding between the Company and the Jerusalem Municipality.	Undated, 2005.	Assignment of rights and obligations requires the municipality's consent, except if the assignee is an acquirer of the Company's activity and holds a valid MOC license.
6.	Irrevocable and exclusive right of use in four pipes located on a 17km strip from Hertezlia to Poleg.	Agreement by and between Eilat Ashkelon Pipe Line Ltd. ("Katzaa") and the Company.	Not yet signed.	Under the contemplated draft, the assignment of the Company's rights and obligations under this agreement to Purchaser is expected to be expressly permitted.
7.	Rights of use in a pipe infrastructure and in manholes located on the Western side of the Cross-Israel Highway.	Agreement by and between the Company and Derech Eretz Telecom Ltd. (under incorporation), and a letter of consent pertaining to such agreement and executed between Derech Eretz Highways (1997) Ltd. and the Company on June 14, 2005.	19.6.2005	Assignment subject to the prior written consent of Derech Eretz Telecom Ltd., which may be subject to the consent of certain third parties. Telecom's consent shall not be unreasonably withheld.

8.	Permission to deploy and maintain cable system in Tel Aviv beach area	Agreements by and between the Company and Atarim in Tel Aviv Beach, the Company for Development of Tourist Sites in Tel Aviv Jaffa Ltd.: - Agreement No. 44/99 - Agreement No. 8/2000	22.12.1999 7.2.2000	Assignment of rights and obligations is subject to notification and provision of pertinent information to Atarim, and to the assignee undertaking the Company's obligations under the agreement.
9.	Approval relating to the deployment and maintenance of fiber optic cables in Ganei Yehoshua Park.	Agreement by and between the Company ad Ganei Yehoshua Company Ltd.	28.4.2002	The Company may not transfer or assign its rights and liabilities under this Agreement.
10.	Approval relating to the passage of subterranean fiber optic cable in an area owned or leased by Kibbutz Shomrat.	License Agreement by and between the Company and Kibbutz Shomrat.	Undated, 2001
11.	Approval relating to the passage of subterranean fiber optic cable in an area owned or leased by Kibbutz Nitzanim.	License Agreement by and between the Compay and Kibbutz Nitzanim.	Undated, 2001
12.	Approval relating to the passage of subterranean fiber optic cable in Kfar Kassem area.	License Agreement by and between the Company and Ahmad Bin-Mustapha.	2.8.2001
13.	Approval relating to the passage of subterranean fiber optic cable in Petach Tiqva.	License Agreement by and between the Company and Shalom Gross.	10.2.2002
14.	Approval relating to the passage of subterranean fiber optic cable in an area owned or leased by Kibbutz Palmach Zova.	License Agreement by and between the Company and Kibbutz Palmach Zova.	2.6.2002	The Company may not transfer or assign its rights and liabilities under this Agreement.
15.	Approval relating to the passage of subterranean fiber optic cable in an area owned or leased by Moshav Givat Ye'arim.	License Agreement by and between the Company and Givat Ye'arim, Workers' Agricultural Community Settlement.	5.8.2002	Transfer of rights subject to the Moshav's prior written consent.
16.	Approval relating to the passage of subterranean fiber optic cable in an area owned or leased by Moshav Eshta'ol.	License Agreement by and between the Company and Eshta'ol, Workers' Agricultural Community Settlement.	Undated, 2002
17.	Approval relating to the passage of subterranean fiber optic cable in an area owned or leased by Na'aman Educational Institution Partnership in Ashrat area.	License Agreement by and between the Company and Na'aman Educational Institution Partnership.	Undated, 2001	The License Agreement is not signed by the other party.
18.	Approval relating to the passage of subterranean fiber optic cable in an area owned or leased by Hassidim Youth Village.	License Agreement by and between the Company and Hassidim Youth Village.	Undated, 2001

19.	Permission to perform infrastructural work in Kibbutz Yaqum jurisdiction, in a joint pipe with HOT, for the purpose of connecting Europe Business Park to the System, and related undertaking to Kibbutz Yaqum.	Permit Letter to the Company issued by Kibbutz Yaqum, and an Undertaking Letter to Kibbutz Yaqum	25.7.05 and 27.7.2005, respectively
20.	Approval relating to the passage of subterranean fiber optic cable in an area owned or leased by Kibutz Sha'ar Ha'Amakim.	License Agreement by and between the Company and Kibutz Sha'ar Ha'Amakim.	Undated, 2002	The License Agreement is not signed by the other party.
21.	Approval relating to the passage of subterranean fiber optic cable in HaKfar HaYarok area.	License Agreement by and between the Company and HaKfar HaYarok named after Levy Eshkol Ltd.	18.7.2002	The License Agreement is not signed by the other party.
22.	Approval relating to the passage of subterranean fiber optic cable in Haifa area.	License Agreement by and between the Company and Nachman Lerner.	Undated, 2002	The License Agreement is not signed by the other party.
23.	Approval relating to the passage of subterranean fiber optic cable in an area possessed by Yakhin Hakal Ltd.	Agreement by and between the Company and Yakhin Hakal Ltd.	Undated, 2001	No assignment permitted. The Company does not have a signed copy of this agreement.
24.	Approval relating to the passage of subterranean fiber optic cable in Kibbutz Usha.	Letter Agreement between the Company and Kibbutz Usha.	7.1.2001
25.	Approval relating to the passage of subterranean fiber optic cable in an area held by Kfar Galim (Haifa Youth Village Agricultural Education Union).	Commitment and Indemnity Undertaking	Undated	The Company does not have a signed copy of this instrument.

The above list does not constitute a comprehensive list of the rights of way and similar Approvals held by the Company. Except as set out in Section 5.8 of the Company Disclosure Schedule, the Company believes it is in possession of all rights of way and similar Approvals relating to the layout and deployment of the System. In addition to the above Contracts, the Company holds rights of way and other Approvals relating to the Acquired Assets which are not detailed herein. Such Approvals include:

—	Licenses issued by Ma’atz; either to Globescom Ltd. or to Med-1 Submarine Cables Ltd. Notification was given to Ma’atz of the assignment of said licenses issued to Globescom Ltd., to the Company. While the Company cannot be certain that all formal requirements to the completion of such assignment were met, the Company currently operates without disturbance under the assumption that such licenses have been assigned. In any event, such licenses may be subject to underlying “commitment to comply with conditions” relating to such licenses;

—	Licenses issued by Israel Rail Co. Ltd., containing obligations relating to the performance of underlying works; and

—	Licenses or similar Approvals issued by Gas Products Line (Kamad)

—	Licenses or similar Approvals issued by Mekorot Water Co. Ltd.

No mention of or reference to any assignment limitation in respect of any Assigned Contract or Assigned Approval is intended to, or shall derogate from, the Company’s obligation under the Agreement to make all notifications, obtain all Approvals, and take all other actions necessary under the terms of each such Assigned Contract and Assigned Approval, as required to facilitate and secure the due assignment and transfer thereof to Purchaser as of the Closing Date pursuant to the provisions of the Agreement.

All capitalized terms not expressly defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement to which this document is scheduled.

SCHEDULE 2.1(i)

CERTAIN ASSIGNED CLAIMS
[*]

All capitalized terms not expressly defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement to which this document is scheduled.

* The symbol [*] denotes places where portions of this document have been omitted and filed separately with the Commission. Confidential Treatment is being requested with respect to the omitted portions.

SCHEDULE 2.2(d)

EXCLUDED APPROVALS

The following Approvals are to be retained by the Company and shall not constitute Acquired Assets:

—	A Special License granted to the Company by the Ministry of Communications in the State of Israel, license no. 5-12010-0-96388, as supplemented;

—	The authorities set out in Chapter 6 of the Communications Law (Bezeq and Broadcasting) – 1982, granted to the Company by the Minister of Communications pursuant to a “Notice Regarding Grant of Authorities” dated February 24, 2002, as amended.

—	Qualified Supplier Approval issued by the Ministry of Defense.

All capitalized terms not expressly defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement to which this document is scheduled.

SCHEDULE 2.5(c)

CERTAIN APPROVED INVESTMENTS

Description of Approved Investment	Length of Route (in approximate meters)	Actual/Estimated Costs (in denominated currency)	Payment Status/Schedule
Projects in Jerusalem Area
Planning of Jerusalem	--	US$ 75,000	Paid
Connection to Har HaHotzvim	2,600	Intended to be mainly carried out by way of pipe exchange with Cellcom Israe Ltd.
Har HaHotzvim Park, Jerusalem	4,500	NIS 760,000	By the end of 1st Q. 2006
Beit Zait Junction to Givat Sha'ul	7,000	NIS 1,300,000	50% by end of st Q. 2006; 50% after 1st Q. 2006
Connection of Givat Sha'ul to Government Campus	3,700 + 300	NIS 800,000 (subject to municipality requirements on limited work time and police supervision)	Q. 2 2006
Additional Projects
Planning and performance of partial segment between Road No. 4 and the Coast line	1,000	NIS 170,000	January 2006
Hertzelia - Haifa segment		US$ 2,400,000, including purchase of prepared routes from Katza'a	Post Closing
Customer connection (ZIM) at Matam (Haifa)	--	NIS 100,000	03-04/2006
Equipment Purchases
Purchase of submerged cables and connectors	--	Euros 152,000 GBP 70,570	1st Q. 2006 Paid
End equipment for Machba	--	NIS 150,000	By the end of 1st Q. 2006

SCHEDULE 2.5(d)

CERTAIN ADDITIONAL ASSUMED LIABILITIES

The Company is required to pay annual spectrum license fees for 2006, in the total amount of NIS 70,720.

Without derogating from the generality of Section 3.4 of the Asset Purchase Agreement to which this document is scheduled, this amount shall be apportioned as of the Closing Date, such that the Company shall be obligated for the relative portion attributable to the period through and including the Closing Date, and Purchaser shall be obligated for the relative portion attributable to the period following the Closing Date.

All capitalized terms not expressly defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement to which this document is scheduled.

SCHEDULE 5

COMPANY DISCLOSURE SCHEDULE

THIS DOCUMENT CONTAINS CERTAIN QUALIFICATIONS AGAINST THE STATEMENTS CONTAINED IN SECTION 5 OF THE AGREEMENT.

All capitalized terms not expressly defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement to which this document is attached as Schedule 5 (the “Agreement”).

SECTION 5.5 – THIRD PARTY LIENS ON ACQUIRED ASSETS

—	Some of the Tangible Property constituting part of the Acquired Assets is not in the physical possession of the Company but is located in the premises of the Company’s customers.

—	At the date hereof, the Acquired Assets are subject to a floating charge imposed in favor of Bank HaPoalim BM. This floating charge is intended to be excluded in respect of the Acquired Assets pursuant to the provisions of the Agreement.

SECTION 5.6 – ASSIGNED CONTRACTS NOT IN EFFECT

—	[*].

—	The Agreement entered into by and between the Company and Derech Eretz Telecom Ltd. (under incorporation) dated June 19, 2005 is conditioned upon the obtainment of certain third party approvals, as more particularly provided therein and/or in a letter of consent executed by the Company and Derech Eretz Highways (1997) Ltd. on June 14, 2005. To the best of the Company’s knowledge, such consents have not been obtained.

—	Some of the Assigned Contracts specified in Schedule 2.1(d) are still being negotiated and have not yet been executed but are, at present, being negotiated. This fact is noted, specifically with regard to each such Assigned Contract, within Schedule 2.1(d). Hence, the arrangements under all such contracts are presently not binding and effective, and such Contracts are not as yet enforceable.

* The symbol [*] denotes places where portions of this document have been omitted and filed separately with the Commission. Confidential Treatment is being requested with respect to the omitted portions.

—	[*]

SECTION 5.8 –REQUIRED APPROVALS

—	The Company has laid down pipes in the following routes in cooperation (or pursuant to certain pipe exchange arrangements) with third parties, on the basis of the belief that such third parties possess all necessary digging permits, rights of way, and other Approvals necessary to grant the Company rights of way in such routes:

–	Infrastructure deployed by HOT (Golden Channels) in Jerusalem;
–	Approximately 11 km of pipes laid by HOT (Golden Channels) in Ramat Gan; these pipes are presently inactive;
–	Approximately 1.5 km of pipes laid by HOT (Golden Channels) in Kfar Saba;
–	Approximately 1 km of pipes obtained from Cellcom Ltd. pursuant to a pipe exchange transaction in Tirat HaCarmel.
–	Approximately 0.5 km of pipes in Carmiel; and
–	Approximately 0.5 km of pipes laid by Leadcom Ltd. in Tel Aviv as well as other pipes in which the Company has received an IRU from Leadcom Ltd.

—	The rights of way and similar Approvals issued by Ma'atz were issued to Globescom Ltd. or to Med-1 Submarine Cables Ltd. Globescom Ltd. notified Ma'atz(1) of the assignment of such Approvals to the Company but the Company has not received any formal confirmation of the acceptance of such Approvals.

—	The Company has performed digging works and has laid down the submerged portion of the System in the territorial waters of the State of Israel in reliance upon the letter of confirmation issued by Adv. Yehuda Zimrat on December 28, 2000, in lieu of applying for a specific construction permit by the Coastline Waters Commissions or any other commission operating the Zoning Law, 1965 in connection with the submerged portions of the System.

—	With regard to infrastructural work carried out before the Company obtained a permit pursuant to Section 4(6) of the Communication Law (Telecommunications and Broadcasting), 1982 (the “Communication Law”), the Company has, in most cases, carried out such work in reliance upon its infrastructural coordination with third parties. The Company believes that all such work was carried out in accordance with then current industry practice. After the obtainment of such Section 4(6) permit, the Company has acted in cooperation with the different municipal authorities in which the Company has performed such infrastructural work, in reliance upon the existence of such Section 4(6) permit. Although the Company has not generally followed through the formal notification requirements set out in Chapter 6 of the Communication Law, the Company believes to be in possession of all Approvals necessary for the deployment and usage of the System.

(1) The National Company for Roads and Transportation Infrastructures Ltd.

* The symbol [*] denotes places where portions of this document have been omitted and filed separately with the Commission. Confidential Treatment is being requested with respect to the omitted portions.

SECTION 5.10 – CUSTOMERS AND CUSTOMER CONTRACTS

[*]

SECTION 5.11 – ACCOUNTS RECEIVABLE AND CASH IN

[*]

Between September 5, 2005 and the date hereof, the Company has not received any payments from any clients or customers of the Business, which are attributable to the conduct of the Business from and after the Closing Date.

SECTION 5.12 – VIOLATIONS OF LAWS

See Section 5.8 above.

SECTION 5.13 – LEGAL PROCEEDINGS

[*]

SECTION 5.15 – INSURANCE

The table attached hereto as Table 5.15-1 lists all insurance coverage carried by the Company with respect to the Acquired Assets and the insurance premiums payable by the Company in connection with such insurance coverage for the year 2006.

The policy underlying such insurance coverage refers both to the Acquired Assets and to the Excluded Assets. The aggregate premium payable for such policy for the year 2006 is US$48,366. The premium attached to the coverage relating to the Acquired Assets as set forth in Table 5-15.1 reflects the Company’s good faith estimation of the pro rated premium expected to be payable for such coverage. It is likely that, should the Company seek to separate the insurance coverage to policies covering separately the Acquired Assets and the Excluded Assets, such separation will result in an increase of premiums. The Company has paid or will pay the premium for such policy for the period ending upon the Closing Date.

Attached hereto as Table 5.15-2 is a statement of all insurance claims filed by the Company during the three (3) year period ending on the date hereof. All of these claims refer to the Excluded Assets. No insurance claims were made during said period in respect of the Acquired Assets.

Building & Transmission Equipment Insurance I.C. 1
[unofficial translation from Hebrew original]

Policy Type	Insurer	Policy No.	Insurance limits	Annual Premium	Expiry date	Date of event/submission	Payment status

Insurance for fire and related risks	Migdal	temp. policy	$620,000	$837	31/12/2006	Date of event	being paid
Insurance for fire and related risks + risks posed to clients	Migdal	temp. policy	$2,200,000	$2,970	31/12/2006	Date of event	being paid
Insurance for equipment in transit	Migdal	temp. policy	$200,000	$2,000	31/12/2006	Date of event	being paid

				$5,807

* The symbol [*] denotes places where portions of this document have been omitted and filed separately with the Commission. Confidential Treatment is being requested with respect to the omitted portions.

Insurance coverage for I.C.1 Network for 2006
[unofficial translation from Hebrew original]

Property Insurance - Netanya

Structure & Improvements	$400,000

Property Insurance - Rishon Letzion
Structure & Improvements	$115,000
Equipment	$82,000

Property Insurance - Jerusalem
Structure & Improvements	$50,000
Equipment	$50,000
Property Insurance - Herzlia
Structure & Improvements	$50,000
Equipment	$10,000
Property Insurance - Bronze
Equipment	$77,000

Property Insurance for Equipment at POPs & Clients

Equipment SDH	$700,000
Equipment GIS	$116,000
Equipment MICRO	$186,000

Insurance for transmission equipment in stations in Petach Tikva, Haifa, and Yarkon:	$900,000

[the following is a translation]

[Peltours Insurance Agencies Ltd., subsidiary of Migdal Group Letterhead]

FAX
If this document is not clear, please call (03) 7537111

No. of pages: ___

DOC. 338763

DATE: 17 January 2006
TO: MED 1 I.C. Ltd.
CARE OF: Mr. Erez Tzvi
FROM: Alon Neumark
FAX NUMBER IN OUR OFFICE: 03-6138883

RE: Attempts to file property claims by your company

We hereby certify that except for the damage caused by the fire in the station on Yarkon St. in Tel Aviv that occurred a few months before, no claims were filed by your company in the past three years.

Sincerely,

/s/ Alon Neumark —————————————— A. Neumark

Aurec Bldg., Derech Abba Hillel 16, Ramat Gan, 520506, Tel. 03-7637111, Facsimile: 972-3-6138883

www.pelins.com

SECTION 5.18 – SOFTWARE LICENSE AGREEMENTS

The Company has acquired the right to use the following off-the-shelf Licensed Software:

■	3 licenses to MapInfo Professional Software (MapInfo, Inc.), Serial Numbers: (i) WP650024941, (ii) WP6500224940, and (iii) WP WP6500224942.

■	AutoCAD Autodesk Software, SERIAL Number 700-51125644 (Autodesk, Inc., acquired from Tovana Digital Engineering Ltd.)

■	OSPInSight Software (AdvanceFiber Optics, Inc.) purchased for the Company by Corning Cable Systems GmbH & Co.

[*].

* The symbol [*] denotes places where portions of this document have been omitted and filed separately with the Commission. Confidential Treatment is being requested with respect to the omitted portions.

SCHEDULE 6

PURCHASER’S DISCLOSURE SCHEDULE

None.

SCHEDULE 7.2.2

REQUIRED GOVERNMENTAL FILINGS AND APPROVALS

The parties are of the good faith opinion that the following are the only filings required to be made, and the only approvals required to be received, from Governmental Authorities, in connection with the Agreement:

—	Filing of a Merger Notice with, and the obtainment of the consent of the Antitrust Commissioner to the “Companies’ Merger” entailed by the transactions contemplated by the Agreement.

—	Approval of the Ministry of Communication to the sale by the Company of the Acquired Assets, pursuant to the terms set out in the Company’s MOC License.

—	Filing of an application for, and the obtainment of a license from the Ministry of Communications for the provision of transmission services by Purchaser.

—	Filing of an application for, and the obtainment of a Permit from the Ministry of Communications Pursuant to Section 4(6) of The Communication Law authorizing Purchaser to perform the activities specified under Chapter 6 of The Communication Law in connection with the Acquired Assets.

All capitalized terms not expressly defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement to which this document is scheduled.

SCHEDULE 7.2.4

REQUIRED 3RD PARTY FILINGS AND APPROVALS

The parties are of the good faith opinion that the conditions precedent set forth in Section 8 of the Agreement, including, without limitation, all Approvals required for the assignment and transfer to Purchaser of any Assigned Contract and any Assigned Approval, satisfy all required filings and approvals to be made with or obtained from, as the case may, third parties who are not Governmental Authorities.

All capitalized terms not expressly defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement to which this document is scheduled.

SCHEDULE 7.7.1

LIST OF EMPLOYEES

(translated from the original Hebrew)

FIELD	NAME OF EMPLOYEE	POSITION
Management	Avi Alkalai	CEO
	Carmit Gromer	Secretary to CEO
	Haim ben Hamo	VP Development and Regulation
	Smadar Noy	CFO
	Erez Tzvi	Reporting and Collection Manager
	Orit Weissman	Accounts Manager
Marketing and Sales	Ofer Mualam

Engineering and Operations	Moshe Vengel	VP Engineering
	Tzvi Shacham	Technology Consultant
	Eli Nissim	Marine-network Engineer
	Yigal Sahar	Operations Manager, Passive Network
	Mort Fidler	Engineer Passive Network
	Freddy Shmilovitz	Engineer Optic Network
	Sandy George	Optic Field Manager
	Avishai Ohana	Operations Manager, Active Network
	Yaniv Luzon	Technician - Active Network